Exhibit 10.3

Private & Confidential	Execution Version

Dated 1 April 2011

Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and

Navigator Libra L.L.C.

as Borrowers

arranged by

Nordea Bank Finland plc and

Skandinaviska Enskilda Banken AB (publ)

with

Skandinaviska Enskilda Banken AB (publ)

as Agent

guaranteed by

Navigator Holdings Ltd

FACILITY AGREEMENT

for

$80,000,000

Loan Facility

Contents

Clause		Page

SECTION 1 - INTERPRETATION		1

1	Definitions and interpretation	1

SECTION 2 - THE FACILITY		21

2	The Facility	21

3	Purpose	24

4	Conditions of Utilisation	25

SECTION 3 - UTILISATION		27

5	Utilisation	27

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION		28

6	Repayment	28

7	Illegality, prepayment and cancellation	28

SECTION 5 - COSTS OF UTILISATION		33

8	Interest	33

9	Interest Periods	33

10	Changes to the calculation of interest	34

11	Fees	35

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS		36

12	Tax gross-up and indemnities	36

13	Increased Costs	38

14	Other indemnities	39

15	Mitigation by the Lenders	41

16	Costs and expenses	42

SECTION 7 - GUARANTEE		43

17	Guarantee and indemnity	43

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		46

18	Representations	46

19	Information undertakings	51

20	Financial covenants	54

21	General undertakings	56

22	Construction period	58

23	Dealings with Ship	60

24	Condition and operation of Ship	61

25	Insurance	64

26	Minimum security value	68

27	Chartering undertakings	70

28	Bank accounts	72

29	Business restrictions	73

30	Hedging Contracts	76

31	Events of Default	77

32	Position of Hedging Provider	81

SECTION 9 - CHANGES TO PARTIES		83

33	Changes to the Lenders	83

34	Changes to the Obligors	85

SECTION 10 - THE FINANCE PARTIES		86

35	Roles of Agent and Arranger	86

36	Conduct of business by the Finance Parties	96

37	Sharing among the Finance Parties	97

SECTION 11 - ADMINISTRATION		99

38	Payment mechanics	99

39	Set-off	101

40	Notices	102

41	Calculations and certificates	103

42	Partial invalidity	104

43	Remedies and waivers	104

44	Amendments and grant of waivers	104

45	Counterparts	106

46	Confidentiality	106

THIS AGREEMENT is dated 1 April 2011 and made between:

(1)	THE ENTITIES listed in Schedule 1 as borrowers (the Borrowers);

(2)	NAVIGATOR HOLDINGS LTD (the Guarantor);

(3)	NORDEA BANK FINLAND PLC and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers (whether acting individually or together the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging providers (the Hedging Providers); and

(6)	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as agent for the other Finance Parties (the Agent).

IT IS AGREED as follows:

SECTION 1 - INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account Bank means, in relation to the Earnings Account, either Nordea Bank Finland Plc or another bank or financial institution approved by the Majority Lenders at the request of the Borrowers.

Account Holder(s) means the Borrower(s) in whose name(s) the Earnings Account is held.

Account Security means the deed or other instrument by the Account Holder(s) in favour of the Agent in the agreed form conferring a Security Interest over the Earnings Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Additional Cost Rate has the meaning given to it in Schedule 6 (Mandatory Cost formulae).

Advance means each borrowing of a proportion of the Commitments by the Borrowers pursuant to a Utilisation Request or (as the context may require) the outstanding principal amount of such borrowing.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under clause 35.11 (Resignation of the Agent).

Approved Valuer means any of Lorentzen & Stemoco AS, Joachim Grieg & Co AS, Inge Steensland AS, Breamar Seascope Ltd, Simpsons Spence & Young, EA Gibsons Ltd, Clarksons Ltd and Potens and Partners or such other independent reputable ship broker nominated by the Borrowers and approved by the Agent (acting on the instructions of the Majority Lenders) from time to time.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte & Touche, Moore Stephens or MSPC Certified Public Accountants and Advisors or another firm approved by the Agent (acting on the instructions of the Majority Lenders) from time to time.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation).

Availability Period means the period starting on the date of this Agreement and ending on:

(a)	in respect of the Tranche A Loan, 29 April 2011;

(b)	in respect of the Tranche B Loan, 27 August 2012; and

(c)	in respect of the Tranche C Loan, 27 December 2012.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means, in relation to the New Ships, the person specified as such in Schedule 2 (Ship information).

Building Contract means, in relation to a New Ship, the relevant shipbuilding contract specified in Schedule 2 (Ship information) between the Builder and the Original Buyer relating to the construction of such New Ship as amended by the relevant amendment specified in Schedule 2 (Ship Information), as novated to Navigator Gas pursuant to the relevant Novation Agreement for such New Ship specified in Schedule 2 (Ship Information) and as may be further transferred or assigned to the relevant Owner on or about Delivery of such New Ship.

Building Contract Documents means, in relation to a New Ship, the Building Contract, the Novation Agreement, any Refund Guarantee, any document pursuant to which the Building Contract may be further transferred or assigned to the relevant Owner on or about Delivery of such New Ship, and any other guarantee or security given to any person for the Builder’s obligations under the relevant Building Contract in each case for that New Ship.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Stockholm and New York.

Capital Adequacy Regulation means any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which any Finance Party allocates capital resources under this Agreement.

Change of Control occurs when:

(a)	any two or more persons acting in concert or any individual person (not including the Guarantor or any estate comprising the assets of the company formerly known as Lehman Brothers Inc.) obtains control of a Borrower;

(b)	the managing member of an Owner ceases to be Navigator Gas or the managing member of Navigator Gas ceases to be the Guarantor;

(c)	the board of directors of the Guarantor ceases to consist of either a majority of (i) the directors which were existing on the date of this Agreement or (ii) directors nominated by at least two thirds of the directors which were existing on the date of this Agreement; or

(d)	an Owner ceases to be a wholly, legally and beneficially owned direct subsidiary of Navigator Gas.

Charged Property means all of the assets of the Borrowers which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, any time charter with a charter term (including any options to extend) exceeding 24 calendar months in respect of that Ship entered into between the relevant Owner and the relevant Charterer.

Charter Assignment means, in relation to a Ship and its Charter Documents, any assignment by the relevant Owner of its interest in such Charter Documents in favour of the Agent in the agreed form pursuant to clause 23.7 (Chartering).

Charter Documents means, in relation to a Ship, any Charter of that Ship, any documents supplementing it and any guarantee or security given by any person for the relevant Charterer’s obligations under it.

Charterer means, in relation to a Ship, a charterer of that Ship pursuant to a Charter.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Collateral Ship means the ship M.V. “Navigator Saturn” described in part A of Schedule 2 (Ship Information).

Commitment means a Tranche A Commitment, a Tranche B Commitment or a Tranche C Commitment and Commitments means all of them.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 46 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Contract Price means, in relation to a New Ship, the price payable under the Building Contract for such New Ship.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delivery means, in relation to a New Ship, the delivery and acceptance of the New Ship by the relevant Owner under the relevant Building Contract.

Delivery Date means, in relation to a New Ship, the date on which its Delivery occurs.

Delivery Instalment means, in relation to a New Ship, the instalment of the Contract Price for such New Ship falling due on its Delivery.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or

(b)	a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter or pool commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with, and designated as an “Earnings Account”, under clause 28 (Bank accounts).

Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement and preservation costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	any Ship or its Owner may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Ship may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 31 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

Fair Market Value means, as at any relevant date, the value of each Mortgaged Ship which has not become a Total Loss as at such date as most recently determined in accordance with Clause 26 (Minimum Security Value).

Fee Letter means any letter dated on or about the date of this Agreement between the Arrangers and the Borrowers (or the Agent and the Borrowers) setting out any of the fees referred to in clause 11 (Fees).

Final Availability Date means, in respect of each Tranche and, where applicable, each Ship to be funded by that Tranche, the last day of the Availability Period for that Tranche.

Final Repayment Date for each Tranche means, subject to clause 38.7 (Business Days), the earlier of (a) 15 April 2017 and (b) the date which falls on the sixth (6th) anniversary of the First Utilisation Date.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contract, any Hedging Master Agreement, any Transfer Certificate and any other document designated as such by the Agent and the Borrowers.

Finance Party means the Agent, any Arranger, any Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP or, as the case may be, IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

First Repayment Date means, subject to clause 38.7 (Business Days):

(a)	in respect of the Tranche A Loan, the date falling six (6) months after the making of the first Advance;

(b)	in respect of the Tranche B Loan, the date falling three (3) months after the Delivery Date for New Ship 1; or

(c)	in respect of the Tranche C Loan, the date falling three (3) months after the Delivery Date for New Ship 2.

Flag State means:

(a)	in relation to the Collateral Ship, Liberia, or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the “Flag State” of the Collateral Ship for the purposes of the Finance Documents; and

(b)	in relation to a New Ship, the Marshall Islands, Liberia or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the “Flag State” of such New Ship for the purpose of the Finance Documents.

GAAP means generally accepted accounting principles in the United States.

General Assignment means, in relation to a Ship, a first assignment of its interest in the Ship’s Insurances and Earnings and Requisition Compensation by the relevant Owner in favour of the Agent in the agreed form.

Group means the Guarantor and its Subsidiaries for the time being and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP or, as the case may be, IFRS, and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantor means the company described as such in Schedule 1 (The original parties).

Guarantee means the obligations of the Guarantor under clause 17 (Guarantee and indemnity).

Hedging Contract means any Hedging Transaction between Navigator Gas and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Providers to the Agent to be the net amount in dollars (i) in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by Navigator Gas to the Hedging Providers in respect of such Hedging Contracts on the relevant date and (ii) in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by Navigator Gas to the Hedging Providers under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreements means the agreements made or (as the context may require) to be made between Navigator Gas and the Hedging Providers in relation to the purposes set out in clause 30.1.2, each comprising an ISDA Master Agreement and Schedule thereto in the agreed form and Hedging Master Agreement means any of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002

Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in clause 2.2 (Increase).

Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents; and

(b)	any officers, employees or agents of any of the above persons.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s General Assignment or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association in the name of such Ship’s owner or the joint names of its owner and any other person in respect of or in connection with such Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to each Tranche, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 2.2 (Increase) or clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period)] the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Interbank Market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the Loan or relevant part of it or Unpaid Sum.

Loan means the aggregate principal amount of the Tranche A Loan, the Tranche B Loan and the Tranche C Loan owing to the Lenders under this Agreement at any relevant time.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment in respect of that Ship or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Manager means, in relation to a Ship, a technical or commercial or crewing manager of that Ship acceptable to the Agent (acting on the instructions of the Majority Lenders) pursuant to the provisions of clause 23.3 (Manager) and/or clause 27.13 (Charterer’s manager).

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formulae).

Margin means three point zero (3.0%) per annum.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time 130% of the Loan and, in relation to any Mortgaged Ship which has become a Total Loss but whose Disposal Repayment Date has not then occurred, minus such proportion of the Loan as the Fair Market Value of such Mortgaged Ship bore to the aggregate Fair Market Value of all the Mortgaged Ships (including the relevant Ship) immediately before its Total Loss.

Mortgage means, in relation to a Ship, a first mortgage of that Ship in the agreed form by the relevant Owner in favour of the Agent.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Navigator Gas means Navigator Gas L.L.C., a company formed and existing under the laws of the Marshall Islands.

New Ships means New Ship 1 and New Ship 2 (to be built by the Builder under the Building Contracts) and New Ship means either of them.

New Ship 1 means the ship described in Part B of Schedule 2 (Ship Information).

New Ship 2 means the ship described in Part C of Schedule 2 (Ship Information).

Novation Agreement means, in relation to a New Ship, the novation agreement specified in Schedule 2 (Ship Information) between the Builder, the Original Buyer and Navigator Gas relating to the novation of the Building Contract for such New Ship.

Obligors means the parties to the Finance Documents (other than Finance Parties) and Obligor means any one of them.

Original Buyer means Latmar Holdings Corporation, a corporation incorporated and existing under the laws of the Republic of Liberia with its registered address at 80 Broad Street, Monrovia, Liberia.

Original Financial Statements means the audited consolidated financial statements of the Group for its financial year ended 31 December 2010.

Owner means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship information).

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Liens means, in relation to a Ship:

(a)	unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of such Ship for an amount not exceeding the Major Casualty Amount for such Ship;

(b)	any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)	any lien on such Ship for salvage;

(d)	any lien arising by operation of law for not more than two months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrowers in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to clause 24.15 (Repairer’s liens);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrowers are actively prosecuting or defending such proceedings or arbitration in good faith so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Ship or any interest in the Ship; and

(g)	any Security Interest arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Ship or any interest in the Ship.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Lien; or

(c)	is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Pre-Delivery Instalment means, in respect of each New Ship, the instalment of the relevant Contract Price payable following the launching of such New Ship pursuant to Article X of the relevant Building Contract.

Pre-Delivery Security Assignment means, in relation to a New Ship, an assignment of the relevant Building Contract and the relevant Refund Guarantee by Navigator Gas in favour of the Agent in the agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Banks means in relation to LIBOR and Mandatory Cost the principal London offices of Skandinaviska Enskilda Banken AB (publ) and Nordea Bank Finland Plc or such other banks as may be appointed by the Agent in consultation with the Borrowers.

Refund Guarantee means, in relation to any New Ship, the guarantee details of which are specified in Schedule 2 (Ship information) issued by the Refund Guarantor in respect of the Builder’s obligations under the relevant Building Contract and any further guarantee to be issued by the Refund Guarantor in respect of such obligations.

Refund Guarantor means, in relation to any New Ship, the refund guarantor specified as such in Schedule 2 (Ship information).

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or, as the case may be, formation;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period has the meaning given to that term in clause 20.1 (Financial definitions).

Repayment Date means, in respect of a Tranche:

(a)	the First Repayment Date for that Tranche;

(b)	each of the dates falling at three monthly intervals thereafter up to but not including the Final Repayment Date for that Tranche; and

(c)	the Final Repayment Date for that Tranche.

Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.10 (Ranking and effectiveness of Security Documents) (except for clauses 18.7 (Information) and 18.8 (Original Financial Statements)).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Screen Rate means the British Bankers Association Interest Settlement Rate for dollars and the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

Security Documents means:

(a)	the Pre-Delivery Security Assignments;

(b)	the Mortgages over the Ships;

(c)	the General Assignments in relation to the Ships;

(d)	the Share Security in relation to each Owner;

(e)	any Charter Assignment;

(f)	the Account Security; and

(g)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate Fair Market Value of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Agent provided under clause 26 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Share Security means, in relation to each Owner, the document constituting a first Security Interest by Navigator Gas in favour of the Agent in the agreed form in respect of all of the shares or membership interests in such Owner.

Ship Commitment means:

(a)	in relation to New Ship 1, the Tranche B Commitments; and

(b)	in relation to New Ship 2, the Tranche C Commitments,

in each case as cancelled or reduced pursuant to any provision of this Agreement.

Ship Representations means each of the representations and warranties set out in clauses 18.17 (Environmental matters), 18.27 (Ship status) and 18.28 (Ship’s employment).

Ships means the Collateral Ship and the New Ships and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments means the aggregate of the Commitments, being:

(a)	at the date of this Agreement, $80,000,000; and

(b)	at any other time, the lower of $80,000,000 or either sixty five per cent (65%) of the aggregate Fair Market Value of all the Mortgaged Ships up to the Delivery Date of New Ship 1 or sixty per cent (60%) of the aggregate Fair Market Value of all the Mortgaged Ships up to and including the Delivery Date of New Ship 2, in each case as at that time and, for the purpose of calculating the Total Commitments pursuant to clause 5.3.2, the Mortgaged Ships shall be deemed to include (i) in respect of any proposed Advance of the Tranche A Commitments, the Collateral Ship or (ii) in respect of any proposed Advance to be made in respect of the Delivery Instalment for a New Ship, that New Ship, in each case if, at that time, such Ship is not then a Mortgaged Ship.

Total Loss means, in relation to a Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 30 days or, where there has been a hijacking, theft, capture, seizure or detention of the Ship as a result of an act of piracy, 365 days.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which that Ship was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of that Ship is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 30 days or, in respect of any hijacking, theft, capture, seizure or detention of the Ship as a result of an act of piracy, 365 days after the date upon which it happened.

Total Loss Repayment Date means where a Mortgaged Ship has become a Total Loss after its Delivery the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Tranche means the Tranche A Loan and Tranche B Loan or the Tranche C Loan, as applicable.

Tranche A Commitment means in relation to an Original Lender, the amount set opposite its name under the heading “Tranche A Commitment” in Schedule 1 (The Original Parties) and the amount of any other Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase) and, in relation to any other Lender, the amount of any Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), in each case to the extent not cancelled, reduced or transferred by it under this Agreement and Tranche A Commitments means the Tranche A Commitment of each of the Lenders.

Tranche A Loan means the loan made or to be made under the Facility in respect of the Collateral Ship or the principal amount outstanding for the time being of that loan.

Tranche B Commitment means, in relation to an Original Lender, the amount set opposite its name under the heading “Tranche B Commitment” in Schedule 1 (The Original Parties) and the amount of any other Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase)and, in relation to any other Lender, the amount of any Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), in each case to the extent not cancelled, reduced or transferred by it under this Agreement and Tranche B Commitments means the Tranche B Commitment of each of the Lenders.

Tranche B Loan means the loan made or to be made under the Facility in respect of New Ship 1 or the principal amount outstanding for the time being of that loan.

Tranche C Commitment means, in relation to an Original Lender, the amount set opposite its name under the heading “Tranche C Commitment” in Schedule 1 (The Original Parties) and the amount of any other Tranche C Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase) and, in relation to any other Lender, the amount of any Tranche C Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), in each case to the extent not cancelled, reduced or transferred by it under this Agreement and Tranche C Commitments means the Tranche C Commitment of each of the Lenders.

Tranche C Loan means the loan made or to be made under the Facility in respect of the New Ship 2 or the principal amount outstanding for the time being of that loan.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on the Earnings Account held by or charged to the Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Agent or its agent or received or recovered by the Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature wherever imposed.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers;

(h)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	control of an entity means:

(i)	the power (whether by way of ownership of shares, membership interests, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 30% of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)	the holding beneficially of more than 30% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(m)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	dollar/$ means the lawful currency of the United States of America;

(o)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(r)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(s)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;

(t)	an obligation means any duty, obligation or liability of any kind;

(u)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(v)	in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(w)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Capital Adequacy Regulation;

(y)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(z)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(aa)	(i) the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(bb)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.3	Section, clause and Schedule headings are for ease of reference only.

1.2.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.6	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

1.3.2	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

SECTION 2 - THE FACILITY

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments, to be advanced to the Borrowers in accordance with clause 5 (Utilisation).

2.2	Increase

2.2.1	The Borrower may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(a)	the undrawn Commitments of a Defaulting Lender in accordance with clause 7.4.6; or

(b)	the Commitments of a Lender in accordance with clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Borrower (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Total Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in clause 2.2.2 are satisfied.

2.2.2	An increase in the Total Commitments will only be effective on:

(a)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(b)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender.

2.2.3	Each of the other Finance Parties hereby appoint the Agent as its agent to execute on its behalf any Increase Confirmation delivered to the Agent in accordance with this clause 2.2.

2.2.4	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.2.5	Unless the Agent otherwise agrees or the increased Commitments are assumed by an existing Lender, the Borrower shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of $3,500 and the Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this clause 2.2.

2.2.6	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this clause 2.2.6.

2.2.7	Clause 33.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.2.7 in relation to an Increase Lender as if references in that clause to:

(a)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(b)	the New Lender were references to that Increase Lender; and

(c)	a re-assignment were references to an assignment.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 35.20 (All enforcement action through the Agent)) and 36.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.4	Borrowers’ rights and obligations

2.4.1	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.4.2	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)	agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.4.3	The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.4.4	If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4.5	The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.4.6	Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.4.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.4.8	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

3	Purpose

3.1	Purpose

The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Use of Tranche A Commitments

The Tranche A Commitments shall be made available solely for the purposes of (a) financing certain fees and expenses payable by the Borrower under this Agreement and/or (b) assisting with the Borrowers’ general corporate and working capital purposes (including the consideration payments payable under each Novation Agreement), and shall be subject to any reduction in accordance with the requirements of clause 5.3.2 and paragraph (b) of the definition of Total Commitments.

3.3	Use for Ship Commitments

The Ship Commitment for each New Ship shall be made available solely for the purposes of (a) assisting the Owner to finance the Pre-Delivery Instalment and the Delivery Instalment for that New Ship and/or (b) assisting with the Borrowers’ general corporate and working capital purposes and accordingly each such Ship Commitment shall, subject to the terms of this Agreement, be made available in two Advances in the following maximum amounts:

(a)	in respect of the Pre-Delivery Instalment for each Ship, $7,950,000; and

(b)	in respect of the Delivery Instalment for each Ship and the Borrowers’ general corporate and working capital purposes, $24,050,000,

in each case subject to any reduction in accordance with the requirements of clause 5.3.2 and paragraph (b) of the definition of Total Commitments.

3.4	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received, or is satisfied that it will receive on the date that the relevant Commitments are made available, all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

4.2	Collateral Ship and related security conditions precedent and conditions precedent on Delivery of a New Ship

(a)	The Tranche A Commitments shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Collateral Ship and related security conditions precedent and conditions precedent on Delivery of a New Ship) in relation to the Collateral Ship and the documents and evidence listed in paragraphs 1(a) and 9 of Part 2 of such Schedule in form and substance satisfactory to the Agent; and

(b)	The Advance to be made from the Ship Commitment in respect of a New Ship at the time of Delivery of that New Ship shall only be made under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Collateral Ship and related security conditions precedent and conditions precedent on Delivery of a New Ship) in relation to such New Ship and the documents and evidence listed in paragraphs 1(a) and 9 of Part 2 of such Schedule in form and substance satisfactory to the Agent.

4.3	Notice to Lenders

The Agent shall notify the Borrowers and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 18 (Representations) (except the Ship Representations), are true;

(c)	in relation to the Utilisation of the Ship Commitment for a New Ship to fund the payment of the Pre-Delivery Instalment for that New Ship, the Agent has received, in form and substance satisfactory to it, a copy of the relevant invoice or invoices together with a certificate or other confirmation from the Ship’s Classification Society confirming the relevant building stage of the Ship;

(d)	in relation to the Utilisation of the Ship Commitment for a New Ship at the time of its Delivery, the Ship Representations are true so far as they relate to that New Ship; and

(e)	in relation to the Utilisation of the Tranche A Commitments, the Ship Representations are true so far as they relate to the Collateral Ship.

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

SECTION 3 - UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

5.1.1	A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days (or such shorter period as the Agent may agree) before the proposed Utilisation Date.

5.1.2	A Borrower may only deliver a Utilisation Request once in respect of the Tranche A Loan and twice in respect of each of the Tranche B Loan and the Tranche C Loan.

5.2	Completion of a Utilisation Request

5.2.1	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day and, in respect of the relevant Advance for each Tranche, falls within the Availability Period for that Tranche;

(b)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

5.2.2	Only one Advance may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be dollars.

5.3.2	The amount of the proposed Advance must not exceed, when aggregated (where applicable) with the Advances previously made, the Total Commitments and in addition:

(a)	the principal amount of the Advance of the Tranche A Commitment shall not exceed the Tranche A Commitments;

(b)	the principal amount of an Advance of the Tranche B Commitment must not exceed, when aggregated, where applicable, with the first Advance of the Tranche B Commitment, the Tranche B Commitments; and

(c)	the principal amount of an Advance of the Tranche C Commitment must not exceed when aggregated, where applicable, with the first Advance of the Tranche C Commitment, the Tranche C Commitments.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its Commitments to the Total Commitments immediately prior to making the Advance.

5.4.3	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. on the Quotation Day.

5.4.4	The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or the account of any of them in accordance with the instructions contained in the Utilisation Request.

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment

The Borrowers shall on each Repayment Date repay such part of the Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Facility).

6.2	Scheduled repayment of Facility

6.2.1	To the extent not previously reduced, the Tranche A Loan shall be repaid by instalments on each Repayment Date for such Tranche by the amount specified in Part A of Schedule 10 (Repayment Schedules) (as revised by clause 6.3).

6.2.2	To the extent not previously reduced, the Tranche B Loan shall be repaid by instalments on each Repayment Date for such Tranche by the amount specified in Part B of Schedule 10 (Repayment Schedules) (as revised by clause 6.3).

6.2.3	To the extent not previously reduced, the Tranche C Loan shall be repaid by instalments on each Repayment Date for such Tranche by the amount specified in Part C of Schedule 10 (Repayment Schedules) (as revised by clause 6.3).

6.2.4	On the Final Repayment Date for each Tranche (without prejudice to any other provision of this Agreement), the relevant Tranche shall be repaid in full.

6.3	Adjustment of scheduled repayments

If a Ship Commitment or the Tranche A Commitments have been partially reduced under this Agreement and/or any Tranche is partially prepaid (other than under clause 6.2), the amount of the repayment instalments for the relevant Tranche (as reduced by any earlier operation of this clause 6.3) shall be reduced in inverse order of their maturity.

7	Illegality, prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitments of that Lender will be immediately cancelled and the remaining Commitments shall each be reduced rateably; and

(c)	the Borrowers shall repay that Lender’s participation in each Tranche on the last day of the Interest Period for each Tranche occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

7.2.1	The Borrowers may, if they give the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and a multiple of $1,000,000) of any part of the Available Facility which is undrawn at the proposed date of cancellation. Upon any such cancellation the Total Commitments shall be reduced by the same amount.

7.2.2	The Borrowers may, if they give the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000 and a multiple of $1,000,000) of any part of:

(a)	a Ship Commitment which is undrawn at the proposed date of cancellation and upon any such cancellation, such amount of the cancellation shall first reduce any part of the relevant Ship Commitment which is available for drawing in respect of the relevant Pre-Delivery Instalment and shall then reduce the remainder of the relevant Ship Commitment and the Total Commitments shall be reduced by the same amount; and

(b)	the Tranche A Commitments which is undrawn at the proposed date of cancellation and upon such cancellation, the Total Commitments shall be reduced by the same amount.

7.3	Voluntary prepayment

The Borrowers may, if they give the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan or the whole of any Tranche (but a partial prepayment of the Loan must be in an amount that reduces the Loan by a minimum amount of $1,000,000 and which is a multiple of $1,000,000).

Where pursuant to this clause the Borrowers prepay a Tranche in full and Delivery of both the New Ships has taken place, the Borrowers shall have the right, at any time and from time to time as long as no Event of Default has occurred and is continuing, to request that the Lenders (a) release the Security Interests granted in respect of the Ship in respect of that Tranche and (b) release the Owner that owns that Ship from its obligations under this Agreement and the Finance Documents to which it is then a party.

7.4	Right of replacement or cancellation and prepayment in relation to a single Lender

7.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrowers under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs); or

(c)	any Lender refuses to consent to any amendments or waivers requested by the Borrowers pursuant to any provision of this Agreement where such provision is expressed to require the consent of such Lender, the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of their intention to replace that Lender in accordance with clause 7.4.4.

7.4.2	On receipt of a notice referred to in clause 7.4.1 above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.4.4) the remaining Ship Commitments shall each be reduced rateably.

7.4.3	On the last day of each Interest Period of each Tranche which ends after the Borrowers have given notice under clause 7.4.1 above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in each Tranche.

7.4.4

The Borrowers may, in the circumstances set out in clause 7.4.1, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 33 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)	the Break Costs which would have been payable to such Lender pursuant to clause 10.4 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan (and each Tranche) on the date of the transfer; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the transfer.

7.4.5	The replacement of a Lender pursuant to clause 7.4.4 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(c)	in no event shall the Lender replaced under clause 7.4.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.4.6	If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of the undrawn Commitments of that Lender.

7.4.7	On such notice becoming effective, the undrawn Commitments of the Defaulting Lender shall immediately be reduced to zero and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.5	Sale or Total Loss

On a Disposal Repayment Date for any Mortgaged Ship, the Borrowers shall prepay the Loan in an amount equal to:

L ×	x

y

where:

L = the amount of the Loan

x = the Fair Market Value of the relevant Mortgaged Ship

y = the aggregate Fair Market Value of all the Mortgaged Ships,

in each case at that time, and the relevant amount of the prepayment shall first be applied to reduce the Tranche for the relevant Mortgaged Ship and then shall be applied to reduce each remaining Tranche rateably.

7.6	Mandatory pre-delivery cancellation

If, prior to a New Ship’s Delivery:

(a)	the New Ship’s Building Contract is for any reason and by any method cancelled, terminated or rescinded; or

(b)	a competent court or arbitration panel decides that the New Ship’s Building Contract has been validly cancelled, terminated or rescinded; or

(c)	the New Ship’s Building Contract is varied in a way prohibited by any Finance Document; or

(d)	the relevant Refund Guarantee is repudiated, cancelled, rescinded or otherwise terminated or is not or ceases to be legal, valid, binding and enforceable obligations of the Refund Guarantor or it is or becomes unlawful for the Refund Guarantor to perform its obligations under it and the Refund Guarantee is not immediately replaced or reinstated or reconfirmed in a form and manner and by a person in each case approved in advance by the Lenders;

(e)	Delivery of the New Ship has not occurred by the Final Availability Date for the Tranche funding that New Ship; or

(f)	the New Ship’s Building Contract is novated, assigned or transferred by Navigator Gas or, as the case may be, the relevant Owner to another person,

then the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers with effect from the date 20 Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Ship Commitment for such New Ship (whereupon the Total Commitments and each Lender’s Commitments shall be reduced by such Ship Commitment (and the Available Facility shall be adjusted accordingly)). The Borrowers shall on the date such cancellation takes effect prepay the relevant Tranche (if any) for that Ship in full.

7.7	Automatic cancellation

Any part of a Commitment which has not become available or been utilised by the Final Availability Date for the relevant Tranche shall be automatically cancelled at close of business in London on that Final Availability Date.

7.8	Restrictions

7.8.1	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.8.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.8.3	The Borrowers may not reborrow any part of the Facility which is prepaid.

7.8.4	The Borrowers shall not repay or prepay all or any part of the Loan or any Tranche or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.8.5	Subject to clause 2.2 (Increase) no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.8.6	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.8.7	If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality) and clause 7.4 (Right of cancellation and prepayment in relation to a single Lender)):

(a)	the Commitments of the Lenders shall be reduced rateably; and

(b)	save where the partial cancellation arises as a result of a cancellation of the Ship Commitment for a Ship, the remaining Tranche A Commitments and the Ship Commitments shall be reduced rateably.

7.8.8	If the Loan and not an individual Tranche is partially prepaid in accordance with this Agreement, the relevant amount of the prepayment shall reduce each Tranche rateably, except in the circumstances contemplated in clause 7.5 (Sale or Total Loss) in which case the provisions of that clause shall apply.

SECTION 5 - COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest

The rate of interest on each Tranche for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrowers shall pay accrued interest on each Tranche on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is two point zero per cent (2.0%) higher than the rate of interest most recently calculated (prior to the due date of the overdue amount) pursuant to clause 8.1 (Calculation of interest), for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Tranche which became due on a day which was not the last day of an Interest Period relating to that Tranche or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Tranche; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two point zero per cent (2.0%) higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1	A Borrower may select an Interest Period for the first Advance of a Tranche and thereafter the balance of that Tranche in the Utilisation Request for that first Advance or (if the Tranche has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. three Business Days before the last day of the then current Interest Period.

9.1.3	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with clause 9.1.2, the relevant Interest Period will, subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be three months.

9.1.4	Subject to this clause 9, the Borrowers may select an Interest Period of one, three or six months or any other period agreed between the Borrowers and the Agent on the instructions of all the Lenders.

9.1.5	No Interest Period shall extend beyond the Final Repayment Date.

9.1.6	The first Interest Period for an Advance under a Tranche shall start on the first Utilisation Date and, where applicable, the first Interest Period for the second Advance of that Tranche shall start on the relevant Utilisation Date and end on the last day of the then current Interest Period for the balance of that Tranche and each subsequent Interest Period for that Tranche shall start on the last day of its preceding Interest Period.

9.2	Interest Periods overrunning Repayment Dates

If the Borrowers select an Interest Period for a Tranche which would overrun any later Repayment Date for that Tranche, the Tranche shall be divided into parts corresponding to the amounts by which the relevant Tranche is scheduled to be reduced under clause 6.2 (Scheduled repayment of Facility) on each of the Repayment Dates for that Tranche falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of the Tranche (which shall have the Interest Period selected by the Borrowers).

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market Disruption Event), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market Disruption Event

10.2.1	If a Market Disruption Event occurs in relation to a Tranche for any Interest Period, then the rate of interest on each Lender’s share of that Tranche for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Tranche from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Tranche.

10.2.2	In this Agreement Market Disruption Event means that:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50% of the relevant Tranche) that the cost to it of obtaining matching deposits in the Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Agent or Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders be binding on all Parties.

10.4	Break Costs

10.4.1	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan, Tranche or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan, Tranche or Unpaid Sum or relevant part of it.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment commission

11.1.1	The Borrowers shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of one point zero five per cent (1.05%) per annum on the undrawn portion of that Lender’s Commitment calculated from the date of this Agreement (the start date).

11.1.2	The Borrowers shall pay the accrued commitment commission on the last day of the period of three months commencing on the start date, on the last day of each successive period of three months up to and including the Final Availability Date for the Tranche C Loan and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitments at the time the cancellation is effective.

11.1.3	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Arrangement fee

The Borrowers shall pay to the Agent for the account of the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency and documentation fee

The Borrowers shall pay to the Agent (for its own account) an agency and documentation fee in the amount of $25,000 on the first Utilisation Date under the Facility and $20,000 on each anniversary of such date thereafter until the expiry of the Facility Period.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.6	This clause 12.2 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

12.3	Tax indemnity

12.3.1	The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up).

12.3.3	A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4	Tax Credit

12.4.1	If an Obligator makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilized and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Indemnities on after Tax basis

12.5.1	If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.5.2	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the compensating sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the indemnity sum.

12.5.3	For the purposes of this clause 12.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

12.6	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax

12.7.1	All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.7.3 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

12.7.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.7.3	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.7.4	Any reference in this clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13	Increased Costs

13.1	Increased Costs

13.1.1	Subject to clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation in either case made after the date of this Agreement.

13.1.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 37 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any and all Losses incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	any action taken by the Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents.

14.4	Indemnity concerning security

14.4.1	The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(a)	the taking, holding, protection or enforcement of the Security Documents;

(b)	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(c)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(d)	any breach by any Obligor of the Finance Documents.

14.4.2	The Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to it.

14.5	Continuation of indemnities

The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrowers of this Agreement.

14.6	Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7	Interest

Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

14.8	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.5 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) or paragraph 3 of Schedule 6 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrowers shall promptly within five Business Days of demand pay the Agent and the Arrangers the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 26 (Minimum security value);or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement, preservation and other costs

The Borrowers shall on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights;

(b)	any valuation carried out under clause 26 (Minimum security value); or

(c)	any inspection carried out under clause 24.8 (Inspection and notice of drydocking) or any survey carried out under clause 24.16 (Survey report).

SECTION 7 - GUARANTEE

17	Guarantee and indemnity

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrowers under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantors liability under this clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 38 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	Representations

Each Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.30 (Times when representations are made).

18.1	Status

18.1.1	The Guarantor is domesticated and validly existing under the laws of the jurisdiction of its formation as a corporation, and each Borrower is duly formed or, as applicable, domesticated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company, and each Obligor has no registered place of business outside the jurisdiction in which it is incorporated or, as the case may be, formed.

18.1.2	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document, any Charter Document and any Building Contract Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.3	Power and authority

18.3.1	Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document, any Charter Document and any Building Contract Document to which it is or is to be a party.

18.3.2	No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document, any Charter Document or any Building Contract Document to which such Obligor is, or is to be, a party.

18.4	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents, the Charter Documents and the Building Contract Documents to which it is a party and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to that Obligor;

(b)	the Constitutional Documents of that Obligor; or

(c)	any agreement or other instrument binding upon that Obligor or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Lien or under a Security Document) on that Obligor’s assets, rights or revenues.

18.5	Validity and admissibility in evidence

18.5.1	All authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document or Building Contract Document to which it is a party;

(b)	to make each Finance Document and any Charter Document or any Building Contract Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.5.2	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected (subject to the Legal Reservations) and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

18.6	Governing law and enforcement

Save as otherwise identified in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and subject to any Legal Reservations:

18.6.1	the choice of English law or any other applicable law as the governing law of any Finance Document, any Charter Document and any Building Contract Document will be recognised and enforced in each Obligor’s Relevant Jurisdiction; and

18.6.2	any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

18.7	Information

18.7.1	Any Information is true and accurate in all material respects at the time it was given or made.

18.7.2	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.3	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.4	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.7.5	For the purposes of this clause 18.7, Information means: any information provided by any Obligor to any of the Finance Parties in connection with the Finance Documents, the Charter Documents or the Building Contract Documents or the transactions referred to in them.

18.8	Original Financial Statements

18.8.1	The Original Financial Statements were prepared in accordance with GAAP or, as the case may be, IFRS consistently applied.

18.8.2	The audited Original Financial Statements give a true and fair view of the consolidated financial condition and results of operations of the Group during the relevant financial year.

18.8.3	There has been no material adverse change in its assets, business or financial conditions (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements.

18.9	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.11	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 31.10 (Insolvency proceedings) or creditors’ process described in clause 31.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 31.9 (Insolvency) applies to any Group Member.

18.12	No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document, any Charter Document or any Building Contract Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document, any Charter Document or any Building Contract Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Finance Document.

18.13	Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party, to the best of the Obligor’s knowledge and belief, and no other party is required to make any such deduction from any payment it may make under any Charter Document or Building Contract Document.

18.14	No Default

18.14.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document or Building Contract Document.

18.14.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor’s assets are subject which might have a Material Adverse Effect.

18.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor or any other Group Member.

18.16	No breach of laws

No Obligor has breached any law or regulation which might have a Material Adverse Effect.

18.17	Environmental matters

18.17.1	No Environmental Law applicable to any Ship and/or any Obligor has been violated in a manner or circumstances which might have, a Material Adverse Effect.

18.17.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

18.17.3	No Environmental Claim has been made or threatened or is pending against any Obligor or any Ship where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

18.18	Tax Compliance

18.18.1	No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any material amount in respect of Tax.

18.18.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

18.18.3	Each Obligor is resident for Tax purposes only in the jurisdiction of its incorporation or, as the case may be, formation except for any Taxes which may arise in the usual course of its business of operating and trading the Ships.

18.19	Security and Financial Indebtedness

18.19.1	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.

18.19.2	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.

18.20	Legal and beneficial ownership

Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents to which it is a party.

18.21	Membership interests

The membership interests of each Owner are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those membership interests on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any membership interest or loan capital of each Owner (including any option or right of pre-emption or conversion).

18.22	Accounting Reference Date

The financial year-end of each Obligor is the Accounting Reference Date.

18.23	No adverse consequences

Save as otherwise identified in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent):

18.23.1	it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions; and

18.23.2	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.24	Copies of documents

The copies of any Charter Documents, the Building Contract Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document or Building Contract Document which would materially affect the transactions or arrangements contemplated by any Charter Document or Building Contract Document or modify or release the obligations of any party under that Charter Document or Building Contract Document.

18.25	No breach of any Building Contract Document or Charter Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document or Building Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document or Building Contract Document to rescind or terminate it or decline to perform their obligations under it.

18.26	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

18.27	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered or, in the case of a New Ship, registered provisionally in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service (save for completion of gas trials in the case of a New Ship);

(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.

18.28	Ship’s employment

Each Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment (other than any Charter if any Charter has been entered into by an Owner) which, if entered into after that date, would require approval under the Finance Documents.

18.29	Ownership of the Obligors

Each of the Owners is a wholly, legally and beneficially owned direct Subsidiary of Navigator Gas and Navigator Gas is a wholly, legally and beneficially owned direct Subsidiary of the Guarantor.

18.30	Times when representations are made

18.30.1	All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request in respect of each Tranche; and

(c)	the first Utilisation of each Tranche.

18.30.2	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and the first day of each Interest Period.

18.30.3	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

18.30.4	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

Each Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

In this clause 19:

Annual Financial Statements means the financial statements for a financial year of the Group delivered pursuant to clause 19.1.1.

Quarterly Financial Statements means the financial statements for a financial quarter of the Group delivered pursuant to clause 19.1.2.

19.1	Financial statements

19.1.1	The Borrowers shall supply to the Agent as soon as the same become available, but in any event within 120 days after the end of each financial year, the audited consolidated financial statements of the Group for that financial year.

19.1.2	The Borrowers shall supply to the Agent as soon as the same become available, but in any event within 60 days after the end of each financial quarter of each of its financial years the unaudited consolidated financial statements of the Group for that financial quarter.

19.2	Provision and contents of Compliance Certificate

19.2.1	The Borrowers shall supply a Compliance Certificate to the Agent, with each set of Quarterly Financial Statements for the Group.

19.2.2	Each Compliance Certificate shall, amongst other things, including supporting schedules setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

19.2.3	Each Compliance Certificate shall be signed by a director or the chief financial officer of the Guarantor.

19.3	Requirements as to financial statements

19.3.1	The Borrowers shall procure that each set of Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and each set of Quarterly Financial Statements includes an income statement, a cashflow statement and a balance sheet and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

19.3.2	Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:

(a)	be prepared in accordance with GAAP, or as the case may be, IFRS;

(b)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group as at the date as at which those financial statements were drawn up; and

(c)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

19.3.3	The Borrowers shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP or IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or, as the case may be, IFRS or the accounting practices and the Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP or, as the case may be, IFRS or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Year-end

The Borrowers shall procure that each financial year-end of each Obligor falls on the Accounting Reference Date.

19.5	Information: miscellaneous

The Borrowers shall supply to the Agent:

(a)	at the same time as they are dispatched, copies of all financial statements, financial forecasts, reports, proxy statements and other material communications provided to the shareholders of Navigator Gas and copies of all material documents dispatched by the Guarantor or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $5,000,000 (or its equivalent in other currencies);

(c)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request.

19.6	Notification of Default

The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7	Sufficient copies

The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

19.8	Use of websites

19.8.1	The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

19.8.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

19.8.3	The Borrowers shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrowers notify the Agent under paragraphs (a) or (e) above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.8.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within ten Business Days.

19.9	“Know your customer” checks

19.9.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender or any Hedging Provider of any of its rights and/or obligations under this Agreement or any Hedging Contract to a party that is not a Lender or a Hedging Provider prior to such assignment or transfer, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or the relevant Hedging Provider or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants

Each Borrower undertakes that this clause 20 will be complied with throughout the Facility Period as tested on a quarterly basis in accordance with clause 20.3 (Financial testing).

20.1	Financial definitions

In this clause 20:

Consolidated Net Worth means, at any time, shareholders’ equity of the Group Members on a consolidated basis determined in accordance with GAAP or, as the case may require, IFRS.

EBITDA means, with respect to the Group Members for any period, Operating Income, plus depreciation, amortisation and other non-cash charges, to the extent deducted in calculating Operating Income.

Indebtedness means, with respect to any Group Member, at any date of determination (without duplication) (a) all indebtedness of such Group Member for borrowed money, (b) all obligations of such Group Member evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Group Member in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all obligations of such Group Member to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (e) all obligations on account of principal of such Group Member as lessee under capitalised leases, (f) all indebtedness of other persons secured by a lien on any asset of such Group Member, whether or not such indebtedness is assumed by such Group Member; provided that the amount of such indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness, and (g) all indebtedness of other persons guaranteed by such Group Member to the extent guaranteed and the amount of Indebtedness of any Group Member at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with an original issue discount is the face amount of such indebtedness less the remaining unamortised portion of the original issue discount of such indebtedness at such time as determined in accordance with GAAP or, as the case may require, IFRS; and provided further that Indebtedness shall not include any liability for current or deferred Taxes, or any trade payable.

Interest Expense means for any period, all interest charges, including the interest component of capitalised leases.

Net Debt means (a) all Indebtedness of the Group Members (on a consolidated basis), (b) all obligations of the Group Members to pay a specific purchase price for goods or services whether or not delivered or accepted, that is, take-or-pay and similar obligations which in accordance with GAAP or, as the case may require, IFRS would be shown on the liability side of the balance sheet, (c) all net obligations under Hedging Contracts, and (d) all guarantees by the Group Members of non-consolidated entity obligations.

Operating Income means the excess of the revenues of the Group Members (on a consolidated basis) over the expenses pertaining thereto, excluding income derived from sources other than its regular activities and any gains or losses on vessel sales, and before income deductions such as writedown amounts or any impairment reserves.

Total Capitalisation means the sum of (a) Net Debt plus (b) Consolidated Net Worth.

20.2	Financial condition

At all times during the Facility Period, the Borrowers shall procure that the Group:

(a)	maintains a ratio of Net Debt to Total Capitalisation of not more than 0.60:1.00, as measured on the last day of each financial quarter of the Group;

(b)	maintains a ratio of EBITDA to Interest Expense of not less than 3:00:1.00, as measured on the last day of each financial quarter of the Group; and

(c)	maintains a minimum liquidity (including undrawn available lines of credit with a maturity exceeding 12 months) equal to an amount which is the greater of (i) $10,000,000 and (ii) five per cent (5%) of Net Debt.

20.3	Financial testing

The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with GAAP or, as the case may require, IFRS and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate).

21	General undertakings

Each Borrower undertakes that this clause 21 will be complied with throughout the Facility Period.

21.1	Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

21.2	Authorisations

Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents, any Charter Documents and the Building Contract Documents in each case to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document, Charter Document or Building Contract Document in each case to which it is a party; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

21.3	Compliance with laws

Each Obligor will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject if failure to comply has or reasonably likely to have a Material Adverse Effect.

21.4	Tax Compliance

21.4.1	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld.

21.4.2	Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated or, as the case may be, formed and ensure that it is not resident for Tax purposes in any other jurisdiction save for any Taxes which may arise in the usual course of its business of operating and trading the Ships.

21.5	Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Guarantor or the other Obligors from that carried on at the date of this Agreement.

21.6	Merger

Except as approved by the Majority Lenders, no Obligor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

21.7	Further assurance

21.7.1	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(a)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Agent provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 33.1 (Assignments and Transfers by the Lenders).

21.7.2	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Agent by or pursuant to the Finance Documents.

21.8	Negative pledge in respect of Charged Property

Except as approved by the Majority Lenders and for Permitted Liens, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

21.9	Environmental matters

21.9.1	The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or any Ship which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such an Environmental Claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

21.9.2	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to any Ship will not be violated in a way which might have a Material Adverse Effect.

21.10	Inspection of records

Upon reasonable notice from the Agent, allow any representative of the Agent, subject to applicable laws and regulations, to visit and inspect any Borrower’s properties and, on request, to examine any Borrower’s books of account, records, reports, agreements and other papers and to discuss any Borrower’s affairs, finances and accounts with its offices, in each case at such times and as often as the Agent reasonably requests.

22	Construction period

Each Borrower undertakes that this clause 22 will be complied with in relation to each New Ship and its Building Contract, Novation Agreement and Refund Guarantee throughout the period from the date of this Agreement until the earlier of the Delivery of that New Ship, the cancellation of the Ship Commitment for that New Ship and payment of all amounts required by this Agreement to be paid to the Finance Parties upon such cancellation.

22.1	Document of title

Navigator Gas shall give irrevocable instructions to the Builder (in the form of the notice of assignment to be given to the Builder pursuant to the relevant Pre-Delivery Security Assignment) to hold the New Ship and any document of title to the New Ship to the order and at the disposal of the Agent.

22.2	Performance of Building Contract

Navigator Gas or, as the case may require, the relevant Owner shall duly and punctually observe and perform all the conditions and obligations imposed on it by the Building Contract.

22.3	Performance by Builder and Refund Guarantor

Navigator Gas or, as the case may require, the relevant Owner shall use its best endeavours to ensure that the Builder performs its obligations under the Building Contract and builds the New Ship diligently and that the Refund Guarantor performs its obligations under the Refund Guarantee.

22.4	Progress and information

Upon the Agent’s request, Navigator Gas or, as the case may require, the relevant Owner shall advise the Agent of the progress of construction of the New Ship and supply the Agent with such other information as the Agent may reasonably require about the construction of the New Ship or the Building Contract or the Refund Guarantee.

22.5	Arbitration under Building Contract

Navigator Gas or, as the case may require, the relevant Owner shall promptly notify the Agent:

(a)	if either party begins an arbitration under the Building Contract;

(b)	of the identity of the arbitrators; and

(c)	of the conclusion of the arbitration and the terms of any arbitration award.

22.6	Conveyance on default

Where the New Ship is (or is to be) sold in exercise of any power contained in the Pre-Delivery Security Assignment or otherwise conferred on the Agent, the relevant Owner shall execute, immediately upon the Agent’s request, such form of conveyance of the New Ship as the Agent may require.

22.7	Enforcement of rights

Navigator Gas or, as the case may require, the relevant Owner shall do everything which the Agent requires for the purpose of enforcing the rights of Navigator Gas or the relevant Owner under the Building Contract and/or the Refund Guarantee and allow its name to be used by the Agent for that purpose.

22.8	Notification of certain events

Navigator Gas or, as the case may require, the relevant Owner shall notify the Agent immediately if any party cancels, rescinds, repudiates or otherwise terminates the Building Contract (or purports to do so) or rejects the New Ship (or purports to do so) or if the New Ship becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract.

22.9	Ship’s registration and mortgage

Navigator Gas or, as the case may require, the relevant Owner will, immediately upon its Delivery, duly execute (and deliver to the Agent) the Mortgage of that New Ship and register the New Ship and the Mortgage with the relevant Registry under the laws and flag of its Flag State.

22.10	Sale or other disposal

Except with approval of the Lenders, Navigator Gas or, as the case may require, the relevant Owner will not dispose of the New Ship or any share or interest in it or its rights under the Building Contract or the Refund Guarantee or agree to do so, save where the net sale proceeds in respect thereof will enable the relevant Owner to comply with its mandatory prepayment obligations under clause 7.5 (Sale or Total Loss) or, as the case may be, clause 7.6 (Mandatory pre-delivery cancellation).

22.11	Variations

Except with approval:

(a)	the Refund Guarantee will not be varied; and

(b)	the Building Contract shall not be varied and the specification of the New Ship will not be changed in a way which might reasonably be expected to delay the delivery of the New Ship beyond the relevant Final Availability Date or be likely in the opinion of the Agent to put at risk the delivery of the New Ship to the relevant Owner.

For this purpose, ordering any extras, additions or alterations will be a substantial change and a material variation if their cost (or if the aggregate cost of the proposed work together with the cost of any additional work already ordered or change of specification already agreed) will alter the Contract Price by a cumulative amount greater than five per cent (5%) of the original Contract Price. Navigator Gas or, as the case may require, the relevant Owner shall agree in writing with the Builder the terms and specification of any such work before the work is put in hand irrespective of whether approval of that work is required under the Finance Documents.

22.12	Releases and waivers

Except with approval, there shall be no release of the Builder or the Refund Guarantor from any of its material obligations under the Building Contract, Novation Agreement or the Refund Guarantee, no waiver of any breach of such obligations and no consent to anything which would otherwise be such a breach.

22.13	Rejection and cancellation

Except with approval, Navigator Gas or, as the case may require, the relevant Owner shall not exercise any right which it may have to reject the relevant New Ship or cancel or rescind or otherwise terminate the Building Contract or the Novation Agreement.

23	Dealings with Ship

Each Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

23.1	Ship’s name and registration

(a)	The Ship’s name shall only be changed after prior notice to the Agent.

(b)	The Ship shall be, in the case of a New Ship, permanently registered with the relevant Registry within 90 days of the date of the Mortgage of the Ship and registered with the relevant Registry under the laws of its Flag State or, in the case of the Collateral Ship, registered with the relevant Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

23.2	Sale or other disposal of Ship

Save where the net sale proceeds will enable the relevant Owner to comply with its mandatory prepayment obligations under clause 7.5 (Sale or Total Loss) and, if no Default is then continuing, for a sale to a buyer who is not an Affiliate of the Borrowers for a cash price payable on completion of the sale which is no less than the amount by which the Loan must be reduced under clause 7.5 (Sale or Total Loss) on completion of the sale, the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.

23.3	Manager

Each Ship shall be technically managed by Northern Marine Management Limited or Bernhard Schulte Ship Management Limited or another first class technical manager approved by the Agent and commercially managed by NGT Services (UK) Limited or another first class commercial manager approved by the Agent.

23.4	Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent.

23.5	Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

23.6	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

23.7	Chartering

Except with approval, the relevant Owner shall not enter into any charter commitment for the Ship, which is:

(a)	a bareboat or demise charter or passes possession and operational control of the Ship to another person; or

(b)	a Charter, unless the relevant Owner executes a Charter Assignment in respect of such Charter.

23.8	Lay up

Except with approval, the Ship shall not be laid up or deactivated.

23.9	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

23.10	Payment of Earnings

The relevant Owner’s Earnings from the Ship shall be paid in accordance with clause 28.1.2 (Earnings Account) unless required to be paid to the Agent pursuant to the Ship’s General Assignment or Deed of Covenant. If any Earnings are held by brokers or other agents, they shall be paid to the Agent, if it requires this after the Earnings have become payable to it under the Ship’s General Assignment.

24	Condition and operation of Ship

Each Borrower undertakes that this clause 24 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

24.1	Defined terms

In this clause 24 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

24.2	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any materially damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

24.3	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

24.4	Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

24.5	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

24.6	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the relevant Classification. The Ship and every person who owns, operates or manages the Ship shall comply in all material respects with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

24.7	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests which request shall not exceed more than one in each calendar year.

24.8	Inspection and notice of drydockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking).

24.9	Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged unless such payment is being contested in good faith and adequate reserves are being maintained for such payment.

24.10	Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

24.11	Information about Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

24.12	Notification of certain events

The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any material Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)	any withdrawal or threat to withdraw any applicable operating certificate required under any applicable code;

(f)	the receipt of notification that any application for such a certificate has been refused;

(g)	any requirement made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required; and

(h)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

24.13	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

24.14	Evidence of payments

The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

24.15	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless that person gives the Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

24.16	Survey report

As soon as reasonably practicable after the Agent requests it, (which request shall not exceed one request per year), the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

24.17	Lawful use

The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

24.18	War zones

The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers, unless additional insurances have been taken out by the relevant Owner. Any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

25	Insurance

Each Borrower undertakes that this clause 25 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

25.1	Insurance terms

In this clause 25:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 25.2(a).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal to or greater than its market value and which, when taken together with the minimum hull values of the other Mortgaged Ships, is at the relevant time 120% of the Loan at such time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

25.2	Coverage required

The Ship shall at all times be insured:

(a)	against (i) fire and usual marine risks (including excess risks) and (ii) war risks (including war protection and indemnity risks and terrorism, piracy and confiscation risks) on an agreed value basis, in each case for at least its minimum hull cover and in the case of sub-section (i), provided that the hull and machinery insurances for the Ship shall at all times cover 80% of its market value and the remaining minimum hull cover may be insured by way of excess risks cover;

(b)	against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;

(c)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 25.

25.3	Placing of cover

The insurance coverage required by clause 25.2 (Coverage required) shall be:

(a)	in the name of the Ship’s Owner and (in the case of the Ship’s hull cover) no other person (other than the Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)	if the Agent so requests, in the joint names of the Ship’s Owner and the Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Agent for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)	on approved terms and with approved insurers or associations.

25.4	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.

25.5	Mortgagee’s insurance

The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks cover) for the benefit of the Finance Parties for an aggregate amount up to 110% of the Loan at such time; and

(b)	any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

25.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

25.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

25.8	Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

25.9	Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

25.10	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 25 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

25.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

25.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

25.13	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

25.14	Insurance Notices and Loss Payable Clauses

The interest of the Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Agent if it is itself an assured).

25.15	Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

25.16	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

25.17	Independent report

If the Agent asks the Borrowers for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrowers shall reimburse the Agent for the cost of obtaining that report.

25.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

25.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

25.20	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

25.21	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

25.22	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25.23	Change in insurance requirements

If the Agent gives notice to the Borrowers to change the terms and requirements of this clause 25 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 25 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

26	Minimum security value

Each Borrower undertakes that this clause 26 will be complied with throughout any Mortgage Period.

26.1	Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 26 will be its value as most recently determined in accordance with this clause 26.

26.2	Valuation frequency

Valuations of each Mortgaged Ship shall be carried out semi-annually, such valuations to be provided to the Agent at the same time that a Compliance Certificate is provided to the Agent at the end of the Group’s financial year and at the end of the second financial quarter of the Group’s financial year pursuant to clause 19.2.1 and each valuation shall be dated no earlier than 30 days prior to delivery of that valuation to the Agent. In addition valuations of each Mortgaged Ship (if more than 30 days old) and each such other asset in accordance with this clause 26 shall be required prior to the drawdown of each Advance in accordance with clause 4.1 (Initial conditions precedent) and paragraph 7, Part 1 of Schedule 3, on a Disposal Repayment Date of any Mortgaged Ship and as may be further required by the Agent at any other time.

26.3	Expenses of valuation

The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.

26.4	Valuations procedure

The value of any Mortgaged Ship shall be determined in accordance with, and by Approved Valuers appointed in accordance with, this clause 26. Additional security provided under this clause 26 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

26.5	Currency of valuation

Valuations shall be provided by Approved Valuers in dollars or, if an Approved Valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

26.6	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit (but taking into account the burden) of any charter commitment.

26.7	Information required for valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

26.8	Approval of valuers

All valuers must be Approved Valuers. The Agent shall respond promptly to any request by the Borrowers, and the Borrowers shall respond promptly to any request by the Agent, for approval of a broker nominated by the Borrowers or, as the case may be, the Agent to become an Approved Valuer. The Agent may, acting reasonably, at any time by notice to the Borrowers withdraw any Approved Valuer or previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved.

26.9	Appointment of valuers

When a valuation is required for the purposes of this clause 26, the Agent and the Borrowers shall promptly each appoint an Approved Valuer to provide such a valuation. If the Borrowers fail to do so promptly, the Agent may appoint an Approved Valuer to provide that Borrowers’ valuation.

26.10	Number of valuers

Each valuation shall be carried out by the two Approved Valuers selected pursuant to clause 26.9 (Appointment of valuers).

26.11	Differences in valuations

If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the average of those valuations.

26.12	Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied. The Borrowers shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(a)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 26; and/or

(b)	prepay part of the Loan under clause 7.3 (Voluntary prepayment) but on five Business Days’ notice instead of the period required by such clause.

26.13	Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration.

26.14	Mortgaged Ships

For the purpose of this clause 26 and any other definitions or provisions relating to this clause, a Mortgaged Ship shall also include a New Ship in the circumstances contemplated in sub-paragraph (b) of the definition of Total Commitments.

27	Chartering undertakings

Each Borrower undertakes that this clause 27 will be complied with in relation to each Mortgaged Ship and its Charter Documents and, if a Charterer is a Group Member, by the relevant Charterer at any time during the relevant Ship’s Mortgage Period that the Ship is subject to a Charter.

27.1	Variations

Except with approval, the Charter Documents shall not be varied.

27.2	Releases and waivers

Except with approval, there shall be no release by the relevant Owner of any obligation of any other person under the Charter Documents (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

27.3	Termination by Owner

Except with approval, the relevant Owner shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

27.4	Charter performance

The relevant Owner shall perform its obligations under the Charter Documents and use its best endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

27.5	Notice of assignment

In respect of any Charter, the relevant Owner shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment for that Ship promptly following the execution of the Charter Assignment and shall use its best efforts to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein.

27.6	Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents (and, if the Charterer is a Group Member, without any set-off or counter-claim and free and clear of any deductions or withholdings).

27.7	Enforcement of charter assignment

The Charterer shall allow the Agent to enforce the rights of the relevant Owner under the Charter as assignee of those rights under the relevant Charter Assignment.

27.8	Assignment by Charterer

Except with approval, the Charterer shall not assign or otherwise dispose of its rights under the Charter.

27.9	Termination by Charterer

Except with approval, the Charterer shall not terminate or rescind the Charter for any reason whatsoever.

27.10	Performance by Charterer

The Charterer shall perform its obligations under the Charter.

27.11	Sub-chartering

Except with approval, the Charterer shall not enter into any charter commitment for the Ship which, if entered into by the relevant Owner would require approval under clause 23.7 (Chartering) and if the Agent is at any time entitled to enforce its rights as mortgagee of the Ship under the terms of any Mortgage, the Charterer will exercise its rights under any sub-charter of the Ship in such manner as the Agent may direct.

27.12	Performance of other undertakings

The Charterer shall not do anything which would or might prevent the Borrowers complying with clauses 23 (Dealings with Ship), 24 (Condition and operation of Ship) or 25 (Insurance)), or fail to do anything required by the Charter where failure to do so would or might have such an effect.

27.13	Charterer’s manager

A manager of the Ship shall not be appointed by the Charterer unless in accordance with clause 23.3 or that manager and the terms of its employment are approved.

27.14	Security Interests by Charterer

Except as approved by the Majority Lenders, the Charterer shall not grant or allow to exist any Security Interest over any asset of the Charterer over which a Security Interest is granted or expressed to be granted by its Charterer’s Assignment.

27.15	Charterer’s loss of earnings insurance

The Charterer shall insure its Earnings from the Ship against loss of those Earnings in an amount, on terms, in a manner and with insurers which are approved and comply with clauses 25.4 (Deductibles), 25.7 (Payment of premiums) and 25.23 (Change in insurance requirements) in relation to such insurance of such Earnings.

28	Bank accounts

Each Borrower undertakes that this clause 28 will be complied with throughout the Facility Period.

28.1	Earnings Account

28.1.1	A Borrower or some or all of the Borrowers jointly shall be the holder(s) of an account with an Account Bank which is designated as the “Earnings Account” for the purposes of the Finance Documents.

28.1.2	The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owner under the Ship’s Insurances and any net amount payable to any Owner under any Hedging Contract shall be paid by the persons from whom they are due to the Earnings Account unless required to be paid to the Agent under the relevant Finance Documents.

28.1.3	The relevant Account Holder(s) shall not withdraw amounts standing to the credit of the Earnings Account except as permitted by clause 28.1.4.

28.1.4	If there is no continuing Event of Default, the relevant Account Holder(s) may withdraw the following amounts from the Earnings Account:

(a)	payments then due to Finance Parties under the Finance Documents;

(b)	payments then due under any Hedging Contracts;

(c)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Mortgaged Ship;

(d)	payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due; and

(e)	payments for purposes not prohibited by this Agreement, including the payment of dividends.

28.2	Other provisions

28.2.1	The Earnings Account may only be designated for the purposes described in this clause 28 if:

(a)	such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the names and addresses of the Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Earnings Account;

(b)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Agent;

(c)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Earnings Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Earnings Account and the Account Security.

28.2.2	The rates of payment of interest and other terms regulating the Earnings Account will be a matter of separate agreement between the relevant Account Holder(s) and Account Bank. If the Earnings Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the Account Security has become enforceable and the Agent directs otherwise.

28.2.3	The relevant Account Holder(s) shall not close the Earnings Account or alter the terms of the Earnings Account from those in force at the time it is designated for the purposes of this clause 28 or waive any of its rights in relation to the Earnings Account except with approval.

28.2.4	The relevant Account Holder(s) shall deposit with the Agent all certificates of deposit, receipts or other instruments or securities relating to the Earnings Account, notify the Agent of any claim or notice relating to the Earnings Account from any other party and provide the Agent with any other information it may request concerning the Earnings Account.

28.2.5	The Agent agrees that if it is an Account Bank in respect of the Earnings Account then there will be no restrictions on creating a Security Interest over the Earnings Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of the Earnings Account in a manner adverse to the rights of the other Finance Parties.

29	Business restrictions

Except as otherwise approved by the Majority Lenders (such approval not to be unreasonably withheld in the case of clause 29.12 (Distributions and other payments)) each Borrower undertakes that this clause 29 will be complied with by and in respect of each Borrower or, as the case may be, each Owner or the Guarantor, throughout the Facility Period.

29.1	General negative pledge

In this 29.1, Quasi-Security means an arrangement or transaction described in clause 29.1.3.

29.1.1	No Owner shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets.

29.1.2	(Without prejudice to clauses 29.2 (Financial Indebtedness) and 29.5 (Disposals)), no Owner shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 29.5 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

29.1.3	Clauses 29.1.1 and 29.1.2 above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(a)	those granted or expressed to be granted by any of the Security Documents; and

(b)	in relation to a Mortgaged Ship, Permitted Liens.

29.2	Financial Indebtedness

No Owner shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts;

(b)	Financial Indebtedness owed to another Group Member which is fully subordinated to all amounts payable by the Borrowers under the Finance Documents;

(c)	Financial Indebtedness permitted under clause 29.3 (Guarantees); and

(d)	Financial Indebtedness permitted under clause 29.4 (Loans and credit),

and no Borrower shall incur or permit to exist any Financial Indebtedness or Indebtedness (as defined in clause 20.1 (Financial definitions), that would cause the Borrowers to be in default of clause 20 (Financial covenants).

29.3	Guarantees

No Owner shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees of obligations of another Borrower that are not Financial Indebtedness or obligations prohibited by any Finance Document;

(b)	guarantees in favour of trade creditors of the Group given in the ordinary course of its business; and

(c)	guarantees which are Financial Indebtedness permitted under clause 29.2 (Financial Indebtedness).

29.4	Loans and credit

No Owner shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)	loans or credit to another Borrower permitted under clause 29.2 (Financial Indebtedness); and

(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

29.5	Bank accounts and other financial transactions

No Owner shall:

(a)	maintain any current or deposit account with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with Lenders;

(b)	hold cash in any account (other than with a Lender) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 29.1 (General negative pledge); or

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 29 (Business restrictions).

29.6	Disposals

No Owner shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals of assets made by one Group Member to another Group Member;

(c)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Group Member, in each case for cash on normal commercial terms and on an arm’s length basis;

(d)	any disposal of receivables on a non-recourse basis on arm’s length terms (including at fair market value) for non-deferred cash consideration in the ordinary course of its business;

(e)	disposals permitted by clauses 29.1 (General negative pledge) or 29.2 (Financial Indebtedness);

(f)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(g)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

29.7	Contracts and arrangements with Affiliates

No Owner shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

29.8	Subsidiaries

No Owner shall establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.

29.9	Acquisitions and investments

No Owner shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)	the incurrence of liabilities in the ordinary course of its business;

(d)	any loan or credit not otherwise prohibited under this Agreement;

(e)	pursuant to any Finance Documents or any Charter Documents to which it is party;

(f)	any acquisition pursuant to a disposal permitted under clause 29.6 (Disposals).

29.10	Reduction of capital

No Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

29.11	Increase in capital

No Borrower shall issue membership interests or other equity interests to anyone except for, in the case of the Owners, Navigator Gas and, in the case of Navigator Gas, the Guarantor.

29.12	Distributions and other payments

29.12.1	The Guarantor may not declare or pay any dividend, redemption of shares or other payment (each a Restricted Payment) to its shareholders, however a dividend of up to fifty percent (50%) of the Guarantor’s consolidated net income may be declared or paid on a quarterly basis provided that:

(a)	the Group is on a consolidated basis in pro forma compliance with clause 20 (Financial covenants) after giving effect to such dividend paid or declared; and

(b)	no Event of Default has occurred or will occur following such dividend paid or declared.

29.12.2	The Agent (acting on the instructions of the Majority Lenders) may approve (such approval not to be unreasonably withheld) any additional distributions or other payments exceeding the limit permitted pursuant to clause 29.12.1, if the Guarantor makes a written request to the Agent and the Agent is of the opinion (acting on the instructions of the Majority Lenders) that the Guarantor’s financial position supports such additional distributions or other payments requested.

30	Hedging Contracts

Each Borrower undertakes that this clause 30 will be complied with throughout the Facility Period.

30.1	Hedging

30.1.1	If, at any time during the Facility Period, Navigator Gas wishes to enter into any Treasury Transaction with a Hedging Provider so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, currency risk and bunker exposure, it shall advise the Agent in writing and the Agent and Navigator Gas shall agree on a hedging strategy.

30.1.2	Any such Treasury Transaction which is concluded with a Hedging Provider shall be on the terms of the Hedging Master Agreement with that Hedging Provider but (except with the approval of the Majority Lenders) no such Treasury Transaction with that Hedging Provider shall be concluded unless it is in accordance with the hedging strategy agreed pursuant to clause 30.1.1 and, unless otherwise approved by the relevant Hedging Provider, no Hedging Transaction or Hedging Exposure shall be outstanding at the end of the Facility Period. Navigator Gas may also enter into Treasury Transactions with providers other than the Hedging Providers so long as the provisions of clauses 21.8 (Charged Property) and 29.1 (General negative pledge) are complied with.

30.1.3	If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

30.2	Assignment of Hedging Contracts by Navigator Gas

Except with approval, Navigator Gas shall not assign or otherwise dispose of its rights under any Hedging Contract.

30.3	Performance of Hedging Contracts by Navigator Gas

Navigator Gas shall perform its obligations under the Hedging Contracts.

30.4	Information concerning Hedging Contracts

Navigator Gas shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

31	Events of Default

Each of the events or circumstances set out in clauses 31.1 to 31.22 is an Event of Default.

31.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or by a Payment Disruption Event; and

(b)	payment is made within two Business Days of its due date.

31.2	Hedging Contracts

31.2.1	An Event of Default (as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

31.2.2	An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

31.2.3	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval.

31.2.4	Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval.

31.3	Financial covenants

The Borrowers do not comply with clause 20 (Financial covenants).

31.4	Value of security

The Borrowers do not comply with clause 26 (Minimum security value).

31.5	Insurance

31.5.1	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 25 (Insurance).

31.5.2	Any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

31.6	Other obligations

31.6.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 31.1 (Non-payment), 31.2 (Hedging Contracts), 31.3 (Financial covenants), 31.4 (Value of security) and 31.5 (Insurance)).

31.6.2	No Event of Default under clause 31.6.1 above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within thirty (30) days of the Agent giving notice to the Borrowers.

31.7	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

31.8	Cross default

31.8.1	Any Financial Indebtedness of any Group Member exceeding $500,000 is not paid when due nor within any originally applicable grace period.

31.8.2	Any Financial Indebtedness of any Group Member exceeding $500,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

31.8.3	Any commitment for any Financial Indebtedness of any Group Member exceeding $500,000 is cancelled or suspended by a creditor of that Group Member exceeding $500,000 as a result of an event of default (however described).

31.8.4	The counterparty to a Treasury Transaction exceeding $500,000 entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

31.8.5	Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member exceeding $500,000 due and payable prior to its specified maturity as a result of an event of default (however described).

31.8.6	No Event of Default will occur under this clause 31.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 31.8.1 to 31.8.5 above is less than $5,000,000 (or its equivalent in any other currency or currencies).

31.9	Insolvency

31.9.1	A Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

31.9.2	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

31.9.3	A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

31.10	Insolvency proceedings

31.10.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

31.10.2	Clause 31.10.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

31.11	Creditors’ process

31.11.1	Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Group Member, which would in aggregate exceed $500,000 or, when aggregated with the value of any assets of the other Group Members affected by any process mentioned in this clause 31.11.1, would exceed $5,000,000, and is not discharged within seven days.

31.11.2	Any judgment or order for an amount in excess of $500,000 is made against any Group Member and is not stayed or complied with within seven days.

31.12	Unlawfulness and invalidity

31.12.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

31.12.2	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

31.12.3	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

31.12.4	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

31.13	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

31.14	Ownership and Change of Control

An Obligor (other than the Guarantor) is not or ceases to be a wholly-owned Subsidiary of the Guarantor or a Change of Control occurs.

31.15	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

31.16	Repudiation and rescission of Finance Documents

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or purports to rescind a Finance Document.

31.17	Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues exceeding $5,000,000 which, if adversely determined, might have a Material Adverse Effect.

31.18	Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

31.19	Security enforceable

Any Security Interest (other than a Permitted Lien) in respect of Charged Property becomes enforceable.

31.20	Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 15 days thereafter (or such longer period as may be approved) or, in the case of any seizure or detention of such Ship as a result of piracy, within a period of 365 days thereafter.

31.21	Ship registration

Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

31.22	Political risk

The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Agent, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so, such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrowers.

31.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from the Earnings Account; and/or

(e)	exercise or direct the Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

32	Position of Hedging Provider

32.1	Rights of Hedging Provider

Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrowers under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

32.2	No voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

32.3	Acceleration and enforcement of security

Neither the Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 31 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

SECTION 9 - CHANGES TO PARTIES

33	Changes to the Lenders

33.1	Assignments and transfers by the Lenders

Subject to this clause 33, a Lender (the Existing Lender) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

33.2	Conditions of assignment

33.2.1	The consent of the Borrowers is required for an assignment by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing. The Agent will immediately advise the Borrowers of the assignment.

33.2.2	The Borrowers’ consent may not be unreasonably withheld or delayed and will be deemed to have been given fifteen Business Days after the Lender has requested consent unless consent is expressly refused within that time. The Borrowers shall not be entitled to refuse or withhold consent solely because an assignment may result in an increase to the Mandatory Cost.

33.2.3	An assignment will only be effective:

(a)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)	on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(c)	if an assignment takes effect after there has been a Utilisation, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;

(d)	on the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender; and

(e)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.

33.2.4	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

33.3	Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,500.

33.4	Limitation of responsibility of Existing Lenders

33.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

33.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents;

(b)	and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(c)	will continue to make its own independent appraisal of the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents; and

(d)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

33.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 33 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents or otherwise.

33.5	Procedure for transfer

33.5.1

Subject to the conditions set out in clause 33.2 (Conditions of assignment) an assignment may be effected in accordance with clause 33.5.3 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 33.2.3 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

33.5.2	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

33.5.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and the rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(b)	the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties have acquired the same in place of the Existing Lender;

(c)	the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.

33.6	Copy of Transfer Certificate or Increase Confirmation to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation and any other document required under clause 33.2.3, send a copy of that Transfer Certificate or Increase Confirmation and such documents to the Borrowers.

34	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10 - THE FINANCE PARTIES

35	Roles of Agent and Arranger

35.1	Appointment of the Agent

35.1.1	Each other Finance Party appoints the Agent to act as its agent and as its trustee under and in connection with the Finance Documents.

35.1.2	Each such other Finance Party authorises the Agent:

(a)	to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents, and all other documents that may be approved by the Majority Lenders for execution by it.

35.1.3	The Agent accepts its appointment under clause 35.1.1 as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself and the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 35 and the Security Documents to which it is a party.

35.2	Duties of the Agent

35.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

35.2.2	Without prejudice to clause 33.6 (Copy of Transfer Certificate or Increase Confirmation to Borrower), clause 35.2.1 shall not apply to any Transfer Certificate or Increase Confirmation.

35.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

35.2.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

35.2.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger for their own account) under this Agreement it shall promptly notify the other Finance Parties.

35.2.6	Except as specifically provided in the Finance Documents, the Agent has no obligations of any kind to any other Party under or in connection with the Finance Documents. The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

35.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

35.4	No fiduciary duties

35.4.1	Nothing in this Agreement constitutes an Arranger as a trustee or fiduciary of any other person except to the extent that the Agent holds the benefit of the Security Documents in trust for the other Finance Parties pursuant to clause 35.

35.4.2	Neither the Agent nor any Arranger shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

35.5	Business with the Group

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

35.6	Rights and discretions of the Agent

35.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

35.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 31.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

35.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents.

35.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

35.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

35.6.6	Without prejudice to the generality of clause 35.6.5 above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and a Borrower and shall disclose the same upon the written request of a Borrower or the Majority Lenders.

35.6.7	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

35.7	Majority Lenders’ instructions

35.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall:

(a)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

35.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) shall be binding on all the Finance Parties.

35.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

35.7.4	In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

35.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) or any Hedging Provider in any legal or arbitration proceedings relating to any Finance Document. This clause 35.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

35.7.6	Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

35.8	Responsibility for documentation and other matters

Neither the Agent nor any Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Charter Document or any Building Contract Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document, any Charter Document or any Building Contract Document;

(c)	is responsible for the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents;

(d)	is responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	is obliged to account to any person for any sum or the profit element of any sum received by it for its own account;

(f)	is responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document, any Charter Document or any Building Contract Document or the financial condition of any such person;

(g)	is responsible for ascertaining whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;

(h)	is responsible for investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	is responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)	is responsible for the failure to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(l)	is responsible (save as otherwise provided in this clause 35) for taking or omitting to take any other action under or in relation to the Security Documents;

(m)	is responsible on account of the failure of any other beneficiary of a Security Document to perform or discharge any of its duties or obligations under the Security Documents; or

(n)	is (unless it is the same entity as the Agent) responsible on account of the failure of the Agent and/or any other beneficiary of a Security Document to perform or discharge any of its duties or obligations under the Security Documents; or

(o)	for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law relating to insider dealing or otherwise.

35.9	Exclusion of liability

35.9.1	Without limiting clause 35.9.2 (and without prejudice to the provisions of clause 38.11 (Disruption to Payment Systems etc.), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

35.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 and the provisions of the Third Parties Act.

35.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

35.9.4	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any Hedging Provider and each lender and each Hedging Provider confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

35.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(a)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders’ Representative in the circumstances contemplated pursuant to clause 38.11 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)	any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 35.6.3 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

35.11	Resignation of the Agent

35.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Hedging Providers and the Borrowers.

35.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent acting through an office in the United Kingdom.

35.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with clause 35.11.1 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrowers) may appoint a successor Agent acting through an office in the United Kingdom.

35.11.4	The retiring Agent shall, either at the Lenders’ expense if it has been required to resign pursuant to clause 35.11.7 or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

35.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

35.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 35. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

35.11.7	After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 35.11.1. In this event, the Agent shall resign in accordance with clause 35.11.1.

35.11.8	At any time after the appointment of a successor, the retiring Agent shall execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Agent (except where the Agent is retiring pursuant to clause 35.11.7 in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero).

35.12	Confidentiality

35.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

35.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

35.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

35.13	Relationship with the Lenders and Hedging Provider

35.13.1	The Agent may treat the person shown in its records as Lender or each Hedging Provider at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) a Hedging Provider acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender (or as the case may be a Hedging Provider) to the contrary in accordance with the terms of this Agreement.

35.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost formulae).

35.13.3	Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

35.14	Credit appraisal by the Lenders and Hedging Providers

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Charter Document or any Building Contract Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Building Contract Document;

(c)	the application of any Capital Adequacy Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, any Charter Document or any Building Contract Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Building Contract Document; and

(f)	the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

35.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

35.16	Agent’s management time

Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent), clause 16 (Costs and expenses) and clause 35.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

35.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

35.18	Order of application

35.18.1	The Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)	first, as to a sum equivalent to the amounts payable to the Agent under the Finance Documents (excluding any amounts received by the Agent pursuant to clause 35.10 (Lenders’ indemnity to the Agent), for the Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (except the Hedging Providers) under the Finance Documents (except any Hedging Contracts), for those Finance Parties (except the Hedging Providers) absolutely, and pro-rata to the amounts owing to them under the Finance Documents (except any Hedging Contracts);

(c)	thirdly, until such time as the Agent is satisfied that all obligations owed to the Finance Parties (except the Hedging Providers) have been irrevocably and unconditionally discharged in full, held by the Agent on a suspense account for payment of any further amounts owing to the Finance Parties (except the Hedging Providers) under the Finance Documents (except any Hedging Contracts) and further application in accordance with this clause 35.18.1 as and when any such amounts later fall due;

(d)	fourthly, as to a sum equivalent to the aggregate net amount then due to the Hedging Providers but unpaid under any Hedging Contracts, for the Hedging Providers absolutely, and pro rata to the net amounts owing to them under those Hedging Contracts;

(e)	fifthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(f)	sixthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

35.18.2	The Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Agent, any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

35.18.3	The Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 35.18 by distributing the same in accordance with clause 38 (Payment mechanics).

35.19	Powers and duties of the Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Agent by this Agreement and/or any Security Document but so that the Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 35.18 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Agent as the Agent may think fit without being under any duty to diversify the same and the Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Agent’s gross negligence or wilful misconduct;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Agent shall have exercised reasonable care in the selection of such agent; and

(d)

may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

35.20	All enforcement action through the Agent

35.20.1	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Agent.

35.20.2	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Agent. If any Finance Party (other than the Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Agent to enable the Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

35.21	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 35.18 (Order of application).

35.22	Indemnity from Trust Property

35.22.1	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Agent and each Affiliate of the Agent and each officer or employee of the Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

35.22.2	The rights conferred by this clause 35.22 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 35.22 shall entitle the Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

35.23	Finance Parties to provide information

The other Finance Parties shall provide the Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Agent to make the calculations and applications contemplated by clause 35.18 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 38.5 (Partial payments) and clause 35.18 (Order of application).

35.24	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Agent to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of membership interests in an Owner, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Agent against such Owner and of all Security Interests over the assets of such Owner.

35.25	Undertaking to pay

Each Obligor which is a Party undertakes with the Agent on behalf of the Finance Parties that it will, on demand by the Agent, pay to the Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

35.26	Additional trustees

The Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Borrowers (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Agent:

(a)	if the Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Agent shall have power to remove any person so appointed. At the request of the Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as an Agent to the extent necessary to carry out their role on terms satisfactory to the Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Agent but for the appointment). The Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Agent shall have exercised reasonable care in the selection of such person.

35.27	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 35, the relationship of the Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 35 insofar as they relate to the Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Agent as their trustee may be amended by agreement between the other Finance Parties and the Agent. The Agent may amend all documents necessary to effect the alteration of the relationship between the Agent and the other Finance Parties and each such other party irrevocably authorises the Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

36	Conduct of business by the Finance Parties

36.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.2	Finance Parties acting together

Notwithstanding clause 2.3 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 31.23 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

36.3	Majority Lenders

36.3.1

Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

36.3.2	If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

36.3.3	For the purposes of clause 36.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

36.3.4	Clauses 36.3.2 and 36.3.3 shall not apply in relation to those matters referred to in, or the subject of, clause 44.2 (Exceptions).

36.4	Conflicts

36.4.1	Each Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.

36.4.2	No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

36.4.3	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

37	Sharing among the Finance Parties

37.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 38 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 38 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 38.5 (Partial payments).

37.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 38.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

37.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 37.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

37.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

37.5	Exceptions

37.5.1	This clause 37 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

37.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11 - ADMINISTRATION

38	Payment mechanics

38.1	Payments to the Agent

38.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

38.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

38.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 38.3 (Distributions to an Obligor) and clause 38.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

38.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 39 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

38.4	Clawback

38.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

38.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

38.5	Partial payments

38.5.1	If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent or the Arrangers under those Finance Documents;

(b)	secondly, pro rata in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 35.10 (Lenders’ indemnity to the Agent);

(c)	thirdly, pro-rata in or towards payment to the Lenders pro rata of any accrued interest, fee or commission or other amounts due to them but unpaid under the Finance Documents;

(d)	fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under the Finance Documents;

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except any Hedging Contracts); and

(f)	sixthly, pro-rata in or towards payment to the Hedging Providers of any net amounts due to them but unpaid under any Hedging Contracts;

38.5.2	The Agent shall, if so directed by all the Lenders and the Hedging Providers, vary the order set out in paragraphs (b) to (e) of clause 38.5.1.

38.5.3	Clauses 38.5.1 and 38.5.2 above will override any appropriation made by an Obligor.

38.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

38.7	Business Days

38.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

38.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

38.8	Payments on demand

For the purposes of clause 31.1 and subject to the Agent’s right to demand interest under clause 8.3, payments on demand shall be treated as paid when due if paid within three Business Days of demand.

38.9	Currency of account

38.9.1	Subject to clauses 38.9.2 to 38.9.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

38.9.2	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

38.9.3	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

38.9.4	All moneys received or held by the Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Agent against the full cost in relation to the sale. Neither the Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

38.10	Change of currency

38.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

38.10.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

38.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrowers that a Payment Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 44 (Amendments and grant of waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 38.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

39	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

40	Notices

40.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

40.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

40.3	Delivery

40.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 40.2 (Addresses), if addressed to that department or officer.

40.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent shall specify for this purpose).

40.3.3	All notices from or to an Obligor shall be sent through the Agent.

40.3.4	Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

40.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 40.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

40.5	Electronic communication

40.5.1	Any communication to be made between the Agent and a Lender or a Hedging Provider or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or such Hedging Provider or such Obligor:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

40.5.2	Any electronic communication made between the Agent and a Lender or the Hedging Provider or an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or Hedging Provider or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

40.6	English language

40.6.1	Any notice given under or in connection with any Finance Document shall be in English.

40.6.2	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

41	Calculations and certificates

41.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

41.2	Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

41.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

42	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

43	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

44	Amendments and grant of waivers

44.1	Required consents

44.1.1	Subject to clause 44.2 (Exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent, the consent of the Agent) and any such amendment or waiver agreed or given by the Agent will be binding on the other Finance Parties.

44.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

44.2	Exceptions

44.2.1	An amendment, waiver or discharge or release that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Final Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment;

(f)	a change to the Borrowers or any other Obligor;

(g)	any provision which expressly requires the consent or approval of all the Lenders;

(h)	clause 2.3 (Finance Parties’ rights and obligations), clause 33 (Changes to the Lenders), clause 37.1 (Payments to Finance Parties) or this clause 44;

(i)	the order of distribution under clause 38.5 (Partial payments);

(j)	the order of distribution under clause 35.18 (Order of application);

(k)	the currency in which any amount is payable under any Finance Document;

(l)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(m)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity); or

(n)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made without the prior consent of all the Lenders.

44.2.2	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

44.2.3	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent or the Arrangers (as the case may be).

44.2.4	Notwithstanding clauses 44.1 and 44.2.1 to 44.2.3 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

44.3	Releases

Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

44.4	Disenfranchisement of Defaulting Lenders

44.4.1	For so long as a Defaulting Lender has any undrawn Commitments, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its undrawn Commitments.

44.4.2	For the purposes of this clause 44.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

44.5	Replacement of a Defaulting Lender

44.5.1

The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring

Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

44.5.2	Any assignment by a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the transfer must take place no later than 14 days after the notice referred to in clause 44.5.1 above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

45	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46	Confidentiality

46.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 46.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information

Any Finance Party may disclose:

46.2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 46.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

46.2.2	to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom clause 46.2.2 (a) or 46.2.2 (b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 35.13 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 46.2.2 (a) or (b);

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	who is a Party; or

(h)	with the consent of the Borrowers,

in each case, such Confidential Information as that Finance Party shall consider appropriate; and

46.2.3	to any person appointed by that Finance Party or by a person to whom clauses 46.2.2(a) or 46.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 46.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party;

46.3	Entire agreement

This clause 46 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by applicable law) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 46.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 46 (Confidentiality).

46.6	Continuing obligations

The obligations in this clause 46 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12 - GOVERNING LAW AND ENFORCEMENT

47	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

48	Enforcement

48.1	Jurisdiction of English courts

48.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

48.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

48.1.3	This clause 48.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

48.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)	irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrowers

Name:	Navigator Gas L.L.C.

Jurisdiction of formation	Republic of the Marshall Islands

Registration number (or equivalent, if any)	961263

English process agent	WFW Legal Services Limited

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

Address for service of notices	C/O NGT Services Limited 21 Palmer Street London SW1H 0AD England Attention: Niall Nolan

Name:	Navigator Saturn L.L.C.

Jurisdiction of formation	Republic of the Marshall Islands

Registration number (or equivalent, if any)	961268

English process agent	WFW Legal Services Limited

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

Address for service of notices	C/O NGT Services Limited 21 Palmer Street London SW1H 0AD England Attention: Niall Nolan

Name:	Navigator Leo L.L.C.

Jurisdiction of formation	Republic of the Marshall Islands

Registration number (or equivalent, if any)	961910

English process agent	WFW Legal Services Limited

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

Address for service of notices	C/O NGT Services Limited 21 Palmer Street London SW1H 0AD England Attention: Niall Nolan

Name:	Navigator Libra L.L.C.

Jurisdiction of formation	Republic of the Marshall Islands

Registration number (or equivalent, if any)	961911

English process agent	WFW Legal Services Limited

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

Address for service of notices	C/O NGT Services Limited 21 Palmer Street London SW1H 0AD England Attention: Niall Nolan

The Guarantor

Name of Guarantor	Navigator Holdings Ltd

Jurisdiction of incorporation	Republic of the Marshall Islands

Registration number (or equivalent, if any)	29140

English process agent	WFW Legal Services Limited

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

Address for service of notices	C/O NGT Services Limited 21 Palmer Street London SW1H 0AD England Attention: Niall Nolan

The Original Lenders and their Commitments

Name	Address and fax number	Tranche A Commitment ($)	Tranche B Commitment ($)	Tranche C Commitment ($)
Nordea Bank Finland plc	8th Floor City Place House Basinghall Street London EC2V 5NB Fax +44 (0)20 7726 9188 Attention: Mr Tom Zachariassen E-mail: tom.zachariassen@nordea.com	8,000,000	16,000,000	16,000,000
Skandinaviska Enskilda Banken AB (publ)	Scandinavian House 2 Cannon Street London EC4M 6XX Fax: +44 (0)20 7236 5144 Attention: Mr Scott Lewallen E-mail: Scott.Lewallen@seb.co.uk	8,000,000	16,000,000	16,000,000
		16,000,000	32,000,000	32,000,000

The Hedging Providers

Name	Nordea Bank Finland plc
Facility Office, address, fax number and attention details for notices

Facility    Office: Aleksanterinkatu 36

FIN-00020 NORDEA

00100 Helsinki

Finland

Address for notices:         c/o Nordea Bank Finland Plc, London Branch

8th Floor, City Place House

55 Basinghall Street

London EC2V 5NB

Fax:   +44 (0)20 7726 0011

Attention:    Nordea Markets

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address, fax number and attention details for notices and account details for payments	Oslo Branch PO Box 1843 Vika NO-0123 OSLO Norway Fax: +47 22 82 70 70 Attention: Capital Markets Team

The Agent

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address, fax number and attention details for notices and account details for payments	London Branch Scandinavian House 2 Cannon Street London EC4M 6XX Fax: +44 (0)20 7236 4178 Attention: Shipping Finance Email: agency@seb.co.uk Account details for payments:

Skandinaviska Enskilda Banken AB (publ) BIC: ESSESESS Correspondent: Bank of New York (BIC: IRVTUS3N) Account name: SEB Stockholm Account number: 8033330031 Reference: SCO/NAVIGATORMUSD80

Schedule 2

Ship information

Part A—Collateral Ship

Owner:	Navigator Saturn L.L.C.

Builder:	Jiangnan

Classification:	100 A5 E with freeboard 5.663m IW ERS BWM NLS T5D22 Liquefied Gas Tanker Type-2G

Classification Society:	Germanischer Lloyd

Major Casualty Amount:	$1,000,000

Part B—New Ship 1

Owner:	Navigator Leo L.L.C.

Builder:	Hyundai Mipo Dockyard Co., Ltd.

Builder’s registered office:	1381, Bangeo-Dong, Dong-ku, Ulsan 682-712, Korea

Hull number:	8068

Scheduled Delivery Date:	31 October 2011

Date and description of Building Contract:	Shipbuilding contract dated 2 November 2007 as amended by an Amendment Number 1 dated 4 December 2009 between the Builder and the Original Buyer for the construction of one 52,000 DWT Gas Product/Chemical Tanker having Builder’s hull number 2221 which was substituted by one 20,600 CBM class LPG/NH3/VCM Carrier having builder’s hull number 8068 pursuant to the Amendment Number 1 above and as further amended and novated to Navigator Gas L.L.C. pursuant to the relevant Novation Agreement.

Date and description of Novation Agreement:	Novation agreement dated 1 April 2011 between the Builder, the Original Buyer and Navigator Gas L.L.C. in respect of hull number 8068.

Contract Price:	$56,250,000

Date and number of Refund Guarantee:	1 April 2011, number M16FB0711XD00032

Name and address of Refund Guarantor:	Shinhan Bank of Korea of 120, 2-Ga, Taepyung-Ro, Jung-Gu, Seoul 100-724, Korea

Classification:	+100A1, Liquefied Gas Carrier, Ship type 2G, Propane, Butane, Butylene, Propylene, Anhydrous Ammonia, Butadiene and VCM in Independent Tank Type C, Suitable for S.G 0.972, Max. Vapour Pressure 5.3 bar G. Min. Cargo Temperature -48°C, +LMC, UMS, +Lloyd’s RMC(LG), *IWS, SPM with descriptive notes “Green Passport”, Ship Right (SERS), Ship Right (BWMP).

Classification Society:	Lloyds Register of Shipping

Major Casualty Amount:	$1,000,000

Part C—New Ship 2

Owner:	Navigator Libra L.L.C.

Builder:	Hyundai Mipo Dockyard Co., Ltd.

Builder’s registered office:	1381, Bangeo-Dong, Dong-ku, Ulsan 682-712, Korea

Hull number:	8069

Scheduled Delivery Date:	29 February 2012

Date and description of Building Contract:	Shipbuilding contract dated 2 November 2007 as amended by an Amendment Number 1 dated 4 December 2009 between the Builder and the Original Buyer for the construction of one 52,000 DWT Gas Product/Chemical Tanker having Builder’s hull number 2222 which was substituted by one 20,600 CBM class LPG/NH3/VCM Carrier having builder’s hull number 8069 pursuant to the Amendment Number 1 above and as further amended and novated to Navigator Gas L.L.C. pursuant to the relevant Novation Agreement.

Date and description of Novation Agreement:	Novation agreement dated 1 April 2011 between the Builder, the Original Buyer and Navigator Gas L.L.C. in respect of hull number 8069.

Contract Price:	$56,250,000

Date and number of Refund Guarantee:	1 April 2011, number M16FB0711XD00040

Name and address of Refund Guarantor:	Shinhan Bank of Korea of 120, 2-Ga, Taepyung-Ro, Jung-Gu, Seoul 100-724, Korea

Classification:	+100A1, Liquefied Gas Carrier, Ship type 2G, Propane, Butane, Butylene, Propylene, Anhydrous Ammonia, Butadiene and VCM in Independent Tank Type C, Suitable for S.G 0.972, Max. Vapour Pressure 5.3 bar G. Min. Cargo Temperature -48°C, +LMC, UMS, +Lloyd’s RMC(LG), *IWS, SPM with descriptive notes “Green Passport”, Ship Right(SERS), Ship Right(BWMP).

Classification Society:	Lloyds Register of Shipping

Major Casualty Amount:	$1,000,000

Schedule 3

Conditions precedent

Part 1

Conditions precedent to any Utilisation

1	Obligors’ corporate documents

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor (or any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents, any Building Contract Documents or any Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents;

(ii)	authorising a specified person or persons to execute the Relevant Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate of the Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

(g)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

(a)	A legal opinion of Norton Rose LLP, London addressed to the Arrangers, and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(b)	A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, each substantially in the form approved by the Agent prior to signing this Agreement.

3	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 48.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Earnings Account

Evidence that the Earnings Account has been opened and established, that the Account Security in respect of the Earnings Account has been executed and delivered by the relevant Account Holder(s) in favour of the Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	Construction matters

(a)	A copy, certified by an approved person to be a true and complete copy, of the Building Contract and the Novation Agreement for each New Ship.

(b)	A copy of the Refund Guarantee for each New Ship.

(c)	A Pre-Delivery Security Assignment in relation to each New Ship duly executed by the relevant Owner.

(d)	Duly executed notices of assignment as required by the Pre-Delivery Security Assignment for each New Ship.

(e)	A legal opinion of legal advisers to the Arrangers and the Agent in Korea substantially in the form agreed with the Agent prior to signing this Agreement.

6	Value of security

Valuations obtained (not more than 30 days before the relevant Utilisation Date) in accordance with clause 26 (Minimum Security Value) showing that the Advance requested in the relevant Utilisation Request shall not exceed, when aggregated (where applicable) with the Advances previously made, the Total Commitments as determined at the relevant Utilisation Date for the relevant Advance.

7	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

8	Share Security

The Share Security in respect of each of the Owners duly executed by Navigator Gas together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

9	Structure of the Borrowers

Evidence in form and substance satisfactory to the Agent of the Borrowers’ ownership and financial structure.

Part 2

Collateral Ship and related security conditions precedent and conditions precedent on Delivery of New Ship

1	Corporate documents

(a)	A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)	A certificate of an authorised signatory of each other Obligor which is party to any of the Security Documents required to be executed in respect of the Collateral Ship or, in relation to a New Ship, at or before Delivery of the New Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the General Assignment in respect of the relevant Ship.

(b)	Any Charter Assignment then required in respect of the relevant Ship pursuant to the Finance Documents duly executed by the relevant Owner.

(c)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

3	Delivery and registration of Ship

(a)	Evidence that the relevant Ship:

(i)	If a New Ship, evidence in form and substance satisfactory to the Agent as to the transfer or assignment and assumption of the relevant Building Contract from or by Navigator Gas to the relevant Owner and that the New Ship has been delivered by the Builder to the Owner in accordance with the terms of the relevant Building Contract and such transfer or assignment and assumption and the Agent has received certified copies of all the documents required to be delivered by the Builder to the relevant Owner under Article VII of the relevant Building Contract;

(ii)	is legally and beneficially owned by the relevant Owner and registered or, in the case of a New Ship and to the extent applicable, provisionally registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(iii)	is operationally seaworthy and in every way fit for service;

(iv)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(v)	is insured in the manner required by the Finance Documents;

(vi)	has been delivered, and accepted for service, under its Charter (if any); and

(vii)	is free of any other charter commitment which would require approval under the Finance Documents.

4	Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been registered or, in the case of a New Ship, provisionally registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5	Insurance

In relation to the relevant Ship’s Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 25 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Agent in an approved form in relation to the Insurances.

6	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the safety management certificate in respect of such Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of such Ship issued under the ISPS Code; and

(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by such Ship or in relation to its operation under any applicable law.

7	Construction matters

(a)	Evidence that any authorisations required from any government entity for the export of the relevant New Ship by the relevant Builder have been obtained or that no such authorisations are required.

(b)	Evidence that the full contract price of the relevant New Ship (as adjusted in accordance with its Building Contract) will have been paid upon the relevant Utilisation being made and that the Builder will not have any lien or other right to detain the New Ship on its Delivery.

(c)	The original or a copy, certified by an approved person to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the relevant New Ship to the relevant Owner and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the relevant Building Contract.

8	Charter

If a Charter Assignment is then required in relation to the relevant Ship pursuant to the Finance Documents such evidence as the Agent may require as to the due incorporation of the relevant Charterer and any other party to the Charter Documents (other than an Obligor).

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

10	Environmental matters

If and when the Ship is to trade to the United States after its Delivery, copies of the relevant Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

11	Management Agreement

Where any Managers have been approved in accordance with clause 23.3 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the relevant Manager relating to the appointment of the Manager.

Schedule 4

Utilisation Request

From:	Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and Navigator Libra L.L.C.
To:	[name of Agent]
Dated:	[—]

Dear Sirs

$80,000,000

Facility Agreement dated [—] (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)
Amount:	$ [—]
Tranche:	Tranche [A/B/C] Loan

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [—] [specify account].

5	[first Utilisation of a Tranche: We request that the first Interest Period for the Tranche [A/B/C] Loan be [•] months.]

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and Navigator Libra L.L.C.

Schedule 5

Selection Notice

From:	Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and Navigator Libra L.L.C.
To:	[name of Agent]
Dated:	[—]

Dear Sirs

$80,000,000

Facility Agreement dated [—] (the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Tranche [A/B/C] Loan be [—] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and Navigator Libra L.L.C.

Schedule 6

Mandatory Cost formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 8.3.1 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 7

Form of Transfer Certificate

To:	[•] as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$80,000,000 Facility Agreement dated [•] (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 33.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 33.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date]

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 40.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 33.4.3.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule

Commitment/rights to be assigned and obligations to be assumed

[insert relevant details]

Facility Office address, fax number

and attention details for notices and account details for payments

[insert relevant details]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.

[Agent]

By:

Schedule 8

Form of Compliance Certificate

To:	[•] as Agent

From:	Navigator Holdings Ltd

Dated: [•]

Dear Sirs

$80,000,000

Facility Agreement dated [•] (the “Agreement”)

1	I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that with respect to the latest financial quarter of the Group:

(a)	the ratio of Net Debt to Total Capitalisation of the Group did [not] exceed 0.60:1.00 as at [•];

(b)	the ratio of EBITDA to Interest Expense of the Group was [not] less than 3.00:1.00 as at [•]; and

(c)	the minimum liquidity of the Group was an amount which was [not] equal to [the greater of (i) $10,000,000 and (ii) five per cent (5.0%) of Net Debt].

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

[Finance Director] [Chief Financial Officer] of Navigator Holdings Ltd

Schedule 9

Form of Increase Confirmation

To:	[name of Agent] as Agent

and

Navigator Gas L.L.C., Navigator Saturn L.L.C., Navigator Leo L.L.C. and Navigator Libra L.L.C.

From:	[the Increase Lender] (the Increase Lender)

Dated:	[•]

$80,000,000

Facility Agreement dated [•] (the Agreement)

1	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2	We refer to clause 2.2 (Increase).

3	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [•].

5	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 40.2 (Addresses) are set out in the Schedule.

7	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in clause 2.2.7.

8	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10	This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [•].

Agent (on behalf of itself and the other Finance Parties)

By:

Navigator Gas L.L.C.

By:

Navigator Saturn L.L.C.

By:

Navigator Leo L.L.C.

By:

Navigator Libra L.L.C.

By:

Navigator Holdings Ltd

By:

Schedule 10

Repayment Schedules

Part A - Tranche A Loan

(1) Repayment Date No.	(2) Amount
1	521,739
2	521,739
3	521,739
4	521,739
5	521,739
6	521,739
7	521,739
8	521,739
9	521,739
10	521,739
11	521,739
12	521,739
13	521,739
14	521,739
15	521,739
16	521,739
17	521,739
18	521,739
19	521,739
20	521,739
21	521,739
22	521,739
23	4,521,742

Part B - Tranche B Loan

(1) Repayment Date No.	(2) Amount
1	444,444
2	444,444
3	444,444
4	444,444
5	444,444
6	444,444
7	444,444
8	444,444
9	444,444
10	444,444
11	444,444
12	444,444
13	444,444
14	444,444
15	444,444
16	444,444
17	444,444
18	444,444
19	444,444
20	444,444
21	444,444
22	22,666,676

Part C - Tranche C Loan

(1) Repayment Date No.	(2) Amount
1	444,444
2	444,444
3	444,444
4	444,444
5	444,444
6	444,444
7	444,444
8	444,444
9	444,444
10	444,444
11	444,444
12	444,444
13	444,444
14	444,444
15	444,444
16	444,444
17	444,444
18	444,444
19	444,444
20	444,444
21	23,111,120

SIGNATURES

THE BORROWERS

SIGNED by Niall Nolan	)
for and on behalf of	)
NAVIGATOR GAS L.L.C.	)
pursuant to a power of attorney	)
dated	)
/s/ Niall Nolan
Authorised signatory

SIGNED by Niall Nolan	)
for and on behalf of	)
NAVIGATOR SATURN L.L.C.	)
pursuant to a power of attorney	)
dated	)
/s/ Niall Nolan
Authorised signatory

SIGNED by Niall Nolan	)
for and on behalf of	)
NAVIGATOR LEO L.L.C.	)
pursuant to a power of attorney	)
dated	)
/s/ Niall Nolan
Authorised signatory

SIGNED by Niall Nolan	)
for and on behalf of	)
NAVIGATOR LIBRA L.L.C.	)
pursuant to a power of attorney	)
dated	)
/s/ Niall Nolan
Authorised signatory

THE GUARANTOR

SIGNED by Niall Nolan	)
for and on behalf of	)
NAVIGATOR HOLDINGS LTD	)
pursuant to a power of attorney	)
dated	)
/s/ Niall Nolan
Authorised signatory

THE ARRANGERS

SIGNED by Simon Hartley	)
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
/s/ Simon Hartley
Attorney-in-Fact

SIGNED by Simon Hartley	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
/s/ Simon Hartley
Attorney-in-Fact

THE AGENT

SIGNED by Simon Hartley	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
/s/ Simon Hartley
Attorney-in-Fact

THE LENDERS

SIGNED by Simon Hartley	)
for and on behalf of	)
NORDEA BANK FINLAND PLC, LONDON BRANCH	)
/s/ Simon Hartley
Attorney-in-Fact

SIGNED by Simon Hartley	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
/s/ Simon Hartley
Attorney-in-Fact

THE HEDGING PROVIDERS

SIGNED by Simon Hartley	)
for and on behalf of	)
NORDEA BANK FINLAND PLC, HELSINKI BRANCH	)
/s/ Simon Hartley
Attorney-in-Fact

SIGNED by Simon Hartley	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL))
/s/ Simon Hartley
Attorney-in-Fact